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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.          )

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Ditech Networks, Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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DITECH NETWORKS, INC.
825 E. Middlefield Road
Mountain View, California 94043

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
To Be Held On September 12, 2008

Dear Stockholder:

        You are cordially invited to attend the Annual Meeting of Stockholders of DITECH NETWORKS, INC., a Delaware corporation. The meeting will be held on Friday, September 12, 2008 at 1:00 p.m. local time at Ditech's offices, 825 E. Middlefield Road, Mountain View, California 94043, for the following purposes:

  1.
  To elect three directors to hold office until the 2011 Annual Meeting of Stockholders.

  2.
  To ratify the selection by Ditech's Audit Committee of Burr, Pilger & Mayer LLP as Ditech's independent registered public accounting firm for Ditech's fiscal year ending April 30, 2009.

  3.
  To conduct any other business properly brought before the meeting.

        These items of business are more fully described in the Proxy Statement accompanying this Notice.

        The record date for the Annual Meeting is July 22, 2008. Only stockholders of record at the close of business on that date may vote at the meeting or any adjournment thereof.

By Order of the Board of Directors

William J. Tamblyn Secretary

Mountain View, California
August 8, 2008

        You are cordially invited to attend the meeting in person. Whether or not you expect to attend the meeting, please complete, date, sign and return the enclosed proxy as promptly as possible in order to ensure your representation at the meeting. A return envelope (which is postage prepaid if mailed in the United States) is enclosed for your convenience. Even if you have voted by proxy, you may still vote in person if you attend the meeting. Please note, however, that if your shares are held of record by a broker, bank or other nominee and you wish to vote at the meeting, you must obtain a proxy issued in your name from that record holder.

DITECH NETWORKS, INC.
825 E. Middlefield Road
Mountain View, California 94043

PROXY STATEMENT
FOR THE 2008 ANNUAL MEETING OF STOCKHOLDERS

September 12, 2008

QUESTIONS AND ANSWERS ABOUT THIS PROXY MATERIAL AND VOTING

Why am I receiving these materials?

        We sent you this proxy statement and the enclosed proxy card because the Board of Directors of Ditech Networks, Inc. is soliciting your proxy to vote at Ditech's 2008 Annual Meeting of Stockholders. You are invited to attend the annual meeting to vote on the proposals described in this proxy statement. However, you do not need to attend the meeting to vote your shares. Instead, you may simply complete, sign and return the enclosed proxy card.

        Ditech intends to mail this proxy statement and accompanying proxy card on or about August 11, 2008 to all stockholders of record entitled to vote at the annual meeting.

Who can vote at the annual meeting?

        Only stockholders of record at the close of business on July 22, 2008 will be entitled to vote at the annual meeting. On this record date, there were 26,236,228 shares of common stock outstanding and entitled to vote.

  Stockholder of Record: Shares Registered in Your Name

        If on July 22, 2008 your shares were registered directly in your name with Ditech's transfer agent, Wells Fargo Bank, National Association, then you are a stockholder of record. As a stockholder of record, you may vote in person at the meeting or vote by proxy. Whether or not you plan to attend the meeting, we urge you to fill out and return the enclosed proxy card to ensure your vote is counted.

  Beneficial Owner: Shares Registered in the Name of a Broker or Bank

        If on July 22, 2008 your shares were held, not in your name, but rather in an account at a brokerage firm, bank, dealer, or other similar organization, then you are the beneficial owner of shares held in "street name" and these proxy materials are being forwarded to you by that organization. The organization holding your account is considered to be the stockholder of record for purposes of voting at the annual meeting. As a beneficial owner, you have the right to direct your broker or other agent on how to vote the shares in your account. You are also invited to attend the annual meeting. However, since you are not the stockholder of record, you may not vote your shares in person at the meeting unless you request and obtain a valid proxy from your broker or other agent.

What am I voting on?

        There are two matters scheduled for a vote:

  •
  Election of three directors;

  •
  Ratification of Burr, Pilger & Mayer LLP as Ditech's independent registered public accounting firm for Ditech's fiscal year ending April 30, 2009.

How do I vote?

        You may either:

  •
  Vote "For" all the nominees to the Board of Directors;

  •
  Vote "For" all the nominees to the Board of Directors other than the one(s) you specify to "Withhold" your vote for; or

  •
  "Withhold" your vote for all nominees.

        For each of the other matters to be voted on, you may vote "For" or "Against" or abstain from voting. The procedures for voting are fairly simple:

  Stockholder of Record: Shares Registered in Your Name

        If you are a stockholder of record, you may vote in person at the annual meeting or vote by proxy using the enclosed proxy card. Whether or not you plan to attend the meeting, we urge you to vote by proxy to ensure your vote is counted. You may still attend the meeting and vote in person if you have already voted by proxy.

  •
  To vote in person, come to the annual meeting and we will give you a ballot when you arrive.

  •
  To vote using the proxy card, simply complete, sign and date the enclosed proxy card and return it promptly in the envelope provided. If you return your signed proxy card to us before the annual meeting, we will vote your shares as you direct.

  Beneficial Owner: Shares Registered in the Name of Broker or Bank

        If you are a beneficial owner of shares registered in the name of your broker, bank, or other agent, you should have received a proxy card and voting instructions with these proxy materials from that organization rather than from Ditech. Simply complete and mail the proxy card to ensure that your vote is counted. To vote in person at the annual meeting, you must obtain a valid proxy from your broker, bank, or other agent. Follow the instructions from your broker or bank included with these proxy materials, or contact your broker or bank to request a proxy form.

How many votes do I have?

        On each matter to be voted upon, you have one vote for each share of common stock you own as of July 22, 2008.

What if I return a proxy card but do not make specific choices?

        If you return a signed and dated proxy card without marking any voting selections, your shares will be voted "For" the election of the nominees for director, and "For" the ratification of the Audit Committee's appointment of our independent registered public accounting firm. If any other matter is properly presented at the meeting, your proxy (one of the individuals named on your proxy card) will vote your shares using his best judgment.

Who is paying for this proxy solicitation?

        We will pay for the entire cost of soliciting proxies. In addition to these mailed proxy materials, our directors and employees may also solicit proxies in person, by telephone, or by other means of communication. Directors and employees will not be paid any additional compensation for soliciting proxies. We may also reimburse brokerage firms, banks and other agents for the cost of forwarding proxy materials to beneficial owners.

What does it mean if I receive more than one proxy card?

        If you receive more than one proxy card, your shares are registered in more than one name or are registered in different accounts. Please complete, sign and return each proxy card to ensure that all of your shares are voted.

Can I change my vote after submitting my proxy?

        Yes. You can revoke your proxy at any time before the final vote at the meeting. If you are the record holder of your shares, you may revoke your proxy in any one of three ways:

  •
  You may submit another properly completed proxy card with a later date.

  •
  You may send a written notice that you are revoking your proxy to Investor Relations Department, Ditech Networks, Inc., 825 E. Middlefield Road, Mountain View, CA 94043.

  •
  You may attend the annual meeting and vote in person. Simply attending the meeting will not, by itself, revoke your proxy.

If your shares are held by your broker or bank as a nominee or agent, you should follow the instructions provided by your broker or bank.

When are stockholder proposals due for next year's annual meeting?

        If you want to make a proposal to be considered for inclusion in next year's proxy materials, your proposal must be submitted in writing by April 13, 2009, to Investor Relations Department, Ditech Networks, Inc., 825 E. Middlefield Road, Mountain View, CA 94043; however, if Ditech's 2009 Annual Meeting of Stockholders is not held on or between August 13, 2009 and October 12, 2009, then the deadline will be a reasonable time prior to the time we begin to print and mail our proxy materials. If you wish to submit a proposal that is not to be included in next year's proxy materials or nominate a director, you must do so no earlier than May 15, 2009 and no later than June 14, 2009; provided, however, that in the event that the date of the annual meeting is held more than 30 days prior to or more than 30 days after September 12, 2009, notice by the stockholder to be timely must be delivered not earlier than the close of business on the 120th day prior to the 2009 annual meeting and not later than the close of business on the later of the 90th day prior to such annual meeting or the 10th day following the day on which public announcement of the date of such annual meeting is first made. Stockholders are also advised to review our bylaws, which contain additional requirements with respect to advance notice of stockholder proposals and director nominations.

How are votes counted?

        Votes will be counted by the inspector of election appointed for the meeting, who will separately count "For" and "Withhold" and, with respect to proposals other than the election of directors, "Against" votes, abstentions and broker non-votes. Abstentions will be counted towards the vote total for each proposal, and will have the same effect as "Against" votes. Broker non-votes have no effect and will not be counted towards the vote total for any proposal.

        If your shares are held by your broker as your nominee (that is, in "street name"), you will need to obtain a proxy form from the institution that holds your shares and follow the instructions included on that form regarding how to instruct your broker to vote your shares. If you do not give instructions to your broker, your broker can vote your shares with respect to "discretionary" items, but not with respect to "non-discretionary" items.

How many votes are needed to approve each proposal?

  •
  For the election of the directors, the three nominees receiving the most "For" votes (among votes properly cast in person or by proxy) will be elected. Only votes "For" or "Withheld" will affect the outcome.

  •
  To be approved, Proposal No. 2, to approve the ratification of our Audit Committee's selection of our independent registered public accounting firm, must receive a "For" vote from the majority of shares voting either in person or by proxy. If you "Abstain" from voting, it will have the same effect as an "Against" vote. Broker non-votes will have no effect.

What is the quorum requirement?

        A quorum of stockholders is necessary to hold a valid meeting. A quorum will be present if at least a majority of the outstanding shares are represented by stockholders present at the meeting or by proxy. On the record date, there were 26,236,228 shares outstanding and entitled to vote.

        Your shares will be counted towards the quorum only if you submit a valid proxy (or one is submitted on your behalf by your broker, bank or other nominee) or if you vote in person at the meeting. Abstentions and broker non-votes will be counted towards the quorum requirement. If there is no quorum, the chairman of the meeting or a majority of the votes present at the meeting may adjourn the meeting to another date.

How can I find out the results of the voting at the annual meeting?

        Preliminary voting results will be announced at the annual meeting. Final voting results will be published in Ditech's quarterly report on Form 10-Q for the second quarter of fiscal 2009 which we expect to file on or before December 10, 2008.

PROPOSAL 1

ELECTION OF DIRECTORS

        Ditech's Board of Directors is divided into three classes. Each class consists, as nearly as possible, of one-third of the total number of directors, and each class has a three-year term. Vacancies on the Board may be filled only by persons elected by a majority of the remaining directors, unless the Board determines that the vacancy shall be filled by the stockholders. A director elected by the Board to fill a vacancy shall serve for the remainder of the full term of that class, and until the director's successor is elected and qualified. This includes vacancies created by an increase in the number of directors.

        The Board of Directors currently has seven members. There are three directors in the class whose term of office expires in 2008. Two of the nominees listed below, Mr. Avis and Mr. Harper, are currently directors of Ditech who were previously elected by the stockholders. Mr. Dramis is currently a director of Ditech but was elected by the Board of Directors in February 2008, and has not previously been elected by the stockholders. If elected at the annual meeting, each of the nominees would serve until the 2011 annual meeting and until his successor is elected and has qualified, or until the director's death, resignation or removal.

        It is Ditech's policy that its directors are encouraged to attend the Annual Meeting, and may do so telephonically. All of Ditech's directors then in office attended the 2007 Annual Meeting of Stockholders.

        Directors are elected by a plurality of the votes present in person or represented by proxy and entitled to vote at the Annual Meeting. The three nominees receiving the highest number of affirmative votes will be elected. Shares represented by executed proxies will be voted, if authority to do so is not withheld, for the election of the nominees named below. In the event that one or more of the nominees should be unavailable for election as a result of an unexpected occurrence, such shares will be voted for the election of such substitute nominee or nominees as management may propose. The persons nominated for election have agreed to serve if elected, and management has no reason to believe that the nominees will be unable to serve.

        The following are brief biographies of the nominees and each director whose term will continue after the Annual Meeting.

NOMINEES FOR ELECTION FOR A THREE-YEAR TERM EXPIRING AT THE 2011 ANNUAL MEETING

        Gregory M. Avis, age 49, has been a director of Ditech since February 1997. Mr. Avis has served as a Founding Managing Director of Summit Partners, a venture capital and private equity firm, since 1990 and has been a General Partner since 1987. Mr. Avis also serves as a director of Right Now Technologies, a customer relationship management software company, and several privately held companies. Mr. Avis received a B.A. from Williams College and an M.B.A. from Harvard University.

        Francis (Fran) Dramis, Jr. age 60, has served as a director of Ditech since February of 2008. He also serves as a Director for Avocent, a leading global provider of IT infrastructure management solutions, Iocom, a developer of enterprise collaboration software, and Netizza, the global leader in analytic appliances. Mr. Dramis serves on the Advisory Boards of Virma and Diabetech, as well as Voyager Capital, a Venture Capital Firm. Mr. Dramis is the past Chief Information, Ecommerce and Security Officer for BellSouth. Prior to joining BellSouth Corporation in 1998, Mr. Dramis founded CIO Strategy, Inc., an information technology consulting firm. At that firm, Mr. Dramis led technology transformation efforts at Citibank, Coopers and Lybrand, NASD and Bankers Trust. Prior to CIO Strategy, Mr. Dramis was managing director and CIO at Salomon Brothers. Mr. Dramis also served as president and CEO of Network Management Inc. and president and chief operating officer of Telic Corporation. Early in his career, Mr. Dramis worked with AT&T, including Bell Labs, rising to the position of executive director of information product management. Mr. Dramis received a B.S. in History from Rutgers University, and a Masters of Science in Advanced Management from Pace University.

        Edwin L. Harper, age 63, has been a director at Ditech since December 2002, has served as our Lead Independent Director from November 2003 to October 2007. He has served as our Chairman of the Board since June 2007 and as our Interim Chief Executive Officer from August 15, 2007 to September 24, 2007. Mr. Harper also serves on the Board of Directors of Avocent, Inc., a leading worldwide manufacturer of keyboard, video and mouse switching and connectivity systems for IT Managers in network client/server environments where he was elected Chairman and interim CEO on January 23rd, 2008. He also serves on the Board of Verari Systems, Inc., a privately held manufacturer of high performance cluster computers, and MxLogic, Inc., a privately held software firm that provides e-mail security software and managed services. Mr. Harper has over 30 years experience in the high-tech field and has served as President and Chief Executive Officer of several companies, including Colorado Memory Systems, a computer storage company. From August 1999 to June 2001, Mr. Harper served as President and Chief Executive Officer at Manufacturing Technology, Inc., a manufacturer of slicing machine systems. Mr. Harper currently serves as the Chairman and Chief Executive Officer of White Cell Software, Inc., a start up providing end-point network security software and as Chairman and CEO of Magic Softworks, a startup providing remote backup for desktop computers. Mr. Harper also has extensive experience serving on several companies' Board of Directors. From 1993 to May 2002, Mr. Harper served on the Board of Directors of Network Associates, a $1 billion network security and management software company. During part of his tenure on the Network Associates' Board, Mr. Harper served as Chairman. He received a B.S. and a M.S. in electrical engineering from Colorado State University.

THE BOARD OF DIRECTORS RECOMMENDS
A VOTE IN FAVOR OF EACH OF THE NAMED NOMINEES.

DIRECTORS CONTINUING IN OFFICE UNTIL THE 2009 ANNUAL MEETING

        Dr. Andrei M. Manoliu, age 56, has been a director of Ditech since June 2000. He is currently an independent business and financial consultant to emerging growth companies. From September 2000 to October 2001, Dr. Manoliu served as the Chief Executive Officer of Nanomix, Inc., a leading nanoelectronic detection company. From 1982 through March 2000, Dr. Manoliu was an attorney with Cooley Godward LLP, where he was a senior partner prior to his departure. During his tenure at Cooley Godward LLP, he served as outside counsel to Ditech. Dr. Manoliu received a Ph.D. in Solid State Physics from the University of California, Berkeley, and a J.D. from Stanford Law School.

        David M. Sugishita, age 60, has served as director and Chairman of the Audit Committee of Ditech since February 2003. He also serves as director and Chairman of the Board as well as Chairman of both the Audit Committee and Corporate Nominating & Governance Committee for Atmel Corporation. In addition, he serves as director for Micro Component Technology. Since 2000, Mr. Sugishita has taken various short-term assignments including Executive Vice President of Special Projects at Peregrine Systems, a global provider of enterprise software, from December 2003 to July 2004, as well as Executive Vice President and Chief Financial Officer at SONICblue from January 2002 to April 2002. Prior to 2000, Mr. Sugishita held various senior financial management positions: Synopsys (Senior Vice President of Finance & Operations, Chief Financial Officer) from 1997 to 2000; Actel (Senior Vice President and Chief Financial Officer) from 1995 to 1997; Micro Component Technology (Senior Vice President and Chief Financial Officer) from 1994 to 1995; Applied Materials (Vice President and Corporate Controller) from 1991 to 1994; and National Semiconductor (Vice President of Finance) from 1978 to 1991. Mr. Sugishita holds degrees in business administration from San Jose State University (B.S.) and University of Santa Clara (M.B.A.).

DIRECTORS CONTINUING IN OFFICE UNTIL THE 2010 ANNUAL MEETING

        William A. Hasler, age 66, has been a director of Ditech since May 1997. He was the Vice Chairman of Aphton Corporation, a bio-pharmaceutical company and he served as its Co-Chief Executive Officer until February 2004. From August 1991 to July 1998, Mr. Hasler was the Dean of the Haas School of Business at the University of California at Berkeley, and from January 1984 to August 1991, Mr. Hasler served as a Vice Chairman of KPMG Peat Marwick. Mr. Hasler is a director of numerous companies, including Schwab Funds, a financial service company, and Harris Stratex Networks, a microwave radio supplier. He received a B.A. from Pomona College and an M.B.A. from Harvard University.

        Dr. Todd G. Simpson, age 42, joined Ditech in June 2005 as our Vice President, General Manager in connection with our acquisition of Jasomi Networks, Inc., and was promoted to Vice President, Marketing, in May 2007 and to President and Chief Executive Officer in September 2007. Prior to joining Ditech, Dr. Simpson was President and CEO of Jasomi from January 2005 until June 2005. Prior to joining Jasomi, Dr. Simpson was a Founder and Director of Call Genie Inc., a provider of automated voice solutions for the directory services business. From January 2001 to December 2003, Dr. Simpson served as CTO for Zi Corporation, a provider of embedded software for mobile phones, and where previously, in 2000, he was Vice President of Engineering. Prior to this, he founded a series of companies including Headplay Inc. and Conversion Works. He holds a BSc. and PhD. in Computer Science from the University of Calgary.

INDEPENDENCE OF THE BOARD OF DIRECTORS

        As required under the National Association of Securities Dealers, Inc. ("NASD") listing standards, a majority of the members of a listed company's Board of Directors must qualify as "independent," as affirmatively determined by the Board of Directors. The Board consults with Ditech's counsel to ensure that the Board's determinations are consistent with all relevant securities and other laws and regulations regarding the definition of "independent," including those set forth in pertinent listing standards of the NASD, as in effect from time to time.

        Consistent with these considerations, after review of all relevant transactions or relationships between each director, or any of his family members, and Ditech, its senior management and its independent registered public accounting firm, the Board affirmatively has determined that all of Ditech's current directors are independent directors within the meaning of the applicable NASD listing standards, except for Dr. Simpson, who is Ditech's President and Chief Executive Officer.

INFORMATION REGARDING THE BOARD OF DIRECTORS AND ITS COMMITTEES

        As required under new NASD listing standards, Ditech's independent directors meet in regularly scheduled executive sessions at which only independent directors are present.

        The Board has three committees: an Audit Committee, a Compensation Committee, and a Corporate Governance and Nominating Committee. The following table provides membership and meeting information for fiscal 2008 for each of the Board committees:

Name	Audit		Compensation		Corporate Governance and Nominating
Gregory M. Avis			X		X
Edwin L. Harper(1)			X	*	X	*
William A. Hasler	X		X
Dr. Andrei M. Manoliu	X				X
David M. Sugishita	X	*
Total meetings in fiscal year 2008	11		11		1

    *
    Committee Chairperson.

    (1)
    Mr. Harper did not serve on the Compensation Committee and Corporate Governance and Nominating Committee from August 15, 2007, to September 24, 2007, during which time he was serving as Ditech's Interim Chief Executive Officer.

        In June 2008, Mr. Dramis joined the Compensation Committee, replacing Mr. Hasler, and joined the Corporate Governance and Nominating Committee, replacing Dr. Manoliu.

        Below is a description of each committee of the Board of Directors. Each of the committees has authority to engage legal counsel or other experts or consultants, as it deems appropriate to carry out its responsibilities. The Board of Directors has determined that each member of each committee meets the applicable rules and regulations regarding "independence" (as independence is currently defined in Rule 4200(a)(15) of the NASDAQ listing standards) and that each member is free of any relationship that would interfere with his or her individual exercise of independent judgment with regard to Ditech.

AUDIT COMMITTEE

        The Audit Committee of the Board of Directors oversees Ditech's corporate accounting and financial reporting process. For this purpose, the Audit Committee performs several functions. The Audit Committee: evaluates the performance of and assesses the qualifications of the independent registered public accounting firm; determines and approves the engagement of the independent registered public accounting firm; determines whether to retain or terminate the existing independent registered public accounting firm or to appoint and engage a new independent registered public accounting firm; reviews and approves the retention of the independent registered public accounting firm to perform any proposed permissible non-audit services; monitors the rotation of partners of the independent registered public accounting firm on Ditech's audit engagement team as required by law; confers with management and the independent registered public accounting firm regarding the effectiveness of internal controls over financial reporting; establishes procedures, as required under applicable law, for the receipt, retention and treatment of complaints received by Ditech regarding accounting, internal accounting controls or auditing matters and the confidential and anonymous submission by employees of concerns regarding questionable accounting or auditing matters; reviews the financial statements to be included in Ditech's Annual Report on Form 10-K; and discusses with management and the independent registered public accounting firm the results of the annual audit and the results of Ditech's quarterly financial statements. The Audit Committee has adopted a written

Audit Committee Charter, which is not available on Ditech's website but a copy of which is attached as Appendix A to Ditech's proxy statement filed with the SEC on September 11, 2007 in connection with Ditech's 2007 Annual Meeting of Stockholders.

        The Board of Directors annually reviews the NASD listing standards definition of independence for Audit Committee members and has determined that all members of Ditech's Audit Committee are independent (as independence is currently defined in Rule 4350(d)(2)(A)(i) and (ii) of the Nasdaq listing standards). The Board of Directors has determined that each of Messrs. Sugishita and Hasler qualifies as an "audit committee financial expert," as defined in applicable SEC rules. The Board made a qualitative assessment of Mr. Sugishita's level of knowledge and experience based on a number of factors, including his formal education and experience as a chief financial officer for public reporting companies. The Board made a qualitative assessment of Mr. Hasler's level of knowledge and experience based on a number of factors, including his formal education, his service as the Dean of the Haas School of Business at the University of California at Berkeley, and his experience as Vice Chairman of KPMG Peat Marwick, a large independent auditor.

COMPENSATION COMMITTEE

        The Compensation Committee of the Board of Directors reviews and approves the overall compensation strategy and policies for Ditech. The Compensation Committee: reviews and approves corporate performance goals and objectives relevant to the compensation of Ditech's executive officers and other senior management; reviews and approves the compensation and other terms of employment of Ditech's Chief Executive Officer; reviews and approves the compensation and other terms of employment of the other executive officers; and administers Ditech's employee equity plans and other similar programs. The Compensation Committee has adopted a written Compensation Committee Charter, which is not available on Ditech's website but a copy of which is attached as Appendix B to Ditech's proxy statement filed with the SEC on September 11, 2007 in connection with Ditech's 2007 Annual Meeting of Stockholders.

        The Compensation Committee does not delegate its authority to others. However, the Compensation Committee does receive recommendations as to executive officer compensation from management. Our Chief Executive Officer annually reviews the performance of each executive officer (other than the Chief Executive Officer himself, whose performance is reviewed solely by the Compensation Committee). Our Chief Executive Officer presents his compensation recommendations based on management reviews, including with respect to salary adjustments and annual bonus award amounts, and equity grants to the Compensation Committee. These recommendations are just one factor that the Compensation Committee takes into account in making its compensation decisions. Human Resources is involved in summarizing the applicable information and provides input based solely on survey information and trends.

        In fiscal 2007, 2008 and 2009, the Compensation Committee engaged Compensia, Inc., an executive compensation consulting firm, to conduct an annual review of its total compensation program for our named executive officers. Compensia provides the Compensation Committee with relevant market data and alternatives to consider when making compensation decisions for the named executive officers. Compensia made specific recommendations in fiscal 2007, but provided only update information for assessment in fiscal 2008 and fiscal 2009.

        Specifically, Compensia assisted the Compensation Committee with a marketplace assessment of our named executive officers' compensation in comparison to the compensation for comparable positions within our core and broader groups. The Compensation Committee engaged Compensia to complete a competitive review of our proposed executive compensation program and to make recommendations regarding our ongoing executive compensation philosophy and course of action.

        A further discussion of the processes and procedures for executive officer compensation may be found in the section entitled "Compensation Discussion and Analysis" later in this proxy statement. Compensation for our outside directors is determined by the Corporate Governance and Nominating Committee.

CORPORATE GOVERNANCE AND NOMINATING COMMITTEE

        The Corporate Governance and Nominating Committee of the Board of Directors is responsible for identifying, reviewing and evaluating candidates to serve as directors of Ditech, reviewing and evaluating incumbent directors, recommending to the Board for selection candidates for election to the Board, making recommendations to the Board regarding the membership of the committees of the Board, assessing the performance of the Board, developing a set of corporate governance principles for Ditech, and recommending to the Board the compensation to be paid to outside directors. In assessing and recommending to the Board the compensation for our outside directors, the Corporate Governance and Nominating Committee assesses outside director compensation generally in the same manner as the Compensation Committee assesses executive officer compensation, including reviewing surveys prepared by Radford Associates, recommendations from Compensia, an outside consultant engaged by the Compensation Committee, and recommendations of management based on this information. The Corporate Governance and Nominating Committee has adopted a written Corporate Governance and Nominating Committee Charter, which is not available on Ditech's website but a copy of which is attached as Appendix C to Ditech's proxy statement filed with the SEC on September 11, 2007 in connection with Ditech's 2007 Annual Meeting of Stockholders.

        The Corporate Governance and Nominating Committee believes that candidates for director should have certain minimum qualifications, including being able to read and understand basic financial statements, and having the highest personal integrity and ethics. The Corporate Governance and Nominating Committee also intends to consider such factors as possessing relevant expertise upon which to be able to offer advice and guidance to management, having sufficient time to devote to the affairs of Ditech, demonstrated excellence in his or her field, having the ability to exercise sound business judgment and having the commitment to rigorously represent the long-term interests of Ditech's stockholders. However, the Corporate Governance and Nominating Committee retains the right to modify these qualifications from time to time.

        The Corporate Governance and Nominating Committee has established a process for identifying and evaluating nominees for director of Ditech. This process is that candidates for director nominees are to be reviewed in the context of the current composition of our Board, the operating requirements of Ditech and the long-term interests of stockholders. In conducting this assessment, the Corporate Governance and Nominating Committee considers diversity, age, skills, and such other factors as it deems appropriate given the current needs of the Board and Ditech, to maintain a balance of knowledge, experience and capability. In the case of incumbent directors whose terms of office are set to expire, the Corporate Governance and Nominating Committee reviews such directors' overall service to Ditech during their term, including the number of meetings attended, level of participation, quality of performance, and any other relationships and transactions that might impair such directors' independence. In the case of new director candidates, the Corporate Governance and Nominating Committee also determines whether the nominee must be independent for Nasdaq purposes, which determination is based upon applicable Nasdaq listing standards, applicable SEC rules and regulations and the advice of counsel, if necessary. The Corporate Governance and Nominating Committee then uses its network of contacts to compile a list of potential candidates, but may also engage, if it deems appropriate, a professional search firm. The Corporate Governance and Nominating Committee conducts any appropriate and necessary inquiries into the backgrounds and qualifications of possible candidates after considering the function and needs of the Board. The Corporate Governance and Nominating Committee meets to discuss and consider such candidates' qualifications and then selects a nominee for recommendation to the Board by majority vote. To date, the Corporate Governance and Nominating Committee has not paid a fee to any third party to assist in the process of identifying or evaluating director candidates, nor has it received a director nominee from a stockholder or stockholders holding more than 5% of our voting stock.

        The Corporate Governance and Nominating Committee will consider director candidates recommended by stockholders. The Corporate Governance and Nominating Committee does not intend to alter the manner in which it evaluates candidates, including the minimum criteria set forth above, based on whether the candidate was recommended by a stockholder or not. Stockholders who wish to recommend individuals for consideration by the Corporate Governance and Nominating Committee to become nominees for election to the Board may do so by delivering a written recommendation to the Corporate Governance and Nominating Committee at the following address: Ditech Networks, Inc., 825 East Middlefield Road, Mountain View, California 94043, Attention: Director Nominations. For nominations for election at an Annual Meeting of Stockholders, this written recommendation must be delivered by at least the date 120 days prior to the anniversary date of the mailing of our proxy statement for the prior year's Annual Meeting of Stockholders. Submissions must include the full name of the proposed nominee, a description of the proposed nominee's business experience for at least the previous five years, complete biographical information, a description of the proposed nominee's qualifications as a director and a representation that the nominating stockholder is a beneficial or record owner of Ditech's stock. Any such submission must be accompanied by the written consent of the proposed nominee to be named as a nominee and to serve as a director if elected.

MEETINGS OF THE BOARD OF DIRECTORS

        The Board of Directors met 14 times during the last fiscal year. Each Board member attended or participated telephonically in 75% or more of the aggregate of the meetings of the Board and of the committees on which he served, held during the period for which he was a director or committee member, respectively, during fiscal 2008.

STOCKHOLDER COMMUNICATIONS WITH THE BOARD OF DIRECTORS

        Ditech's Board has adopted a formal process by which stockholders may communicate with the Board or any of its directors. Stockholders who wish to communicate with the Board may do so by sending written communications addressed to the Secretary of Ditech Networks, Inc. at 825 E. Middlefield Road, Mountain View, CA 94043, Attention: Secretary. Communications also may be sent by e-mail to the following address stockholderinquiries@ditechnetworks.com. Any communication sent must state the number of shares owned by the security holder making the communication. The Secretary will review each communication. The Secretary will forward such communication to the Board or to any individual director to whom the communication is addressed unless the communication is unduly hostile, threatening or similarly inappropriate, in which case, the Secretary will discard the communication. All communications directed to the Audit Committee in accordance with Ditech's Escalation Process for Suspected Illegal Acts, Fraud or Departures from Ditech's Code of Conduct and Questioned Accounting/Reporting Matter that relate to questionable accounting or auditing matters involving Ditech will be promptly and directly forwarded to the Audit Committee.

CODE OF BUSINESS CONDUCT AND ETHICS

        Ditech has adopted the Ditech Networks, Inc. Code of Conduct and Ethics that applies to all officers, directors and employees. A copy of the Code of Conduct and Ethics will be sent to any person requesting a copy without charge. To request a copy of our Code of Conduct and Ethics, please contact: Investor Relations, Ditech Networks, Inc., 825 East Middlefield Road, Mountain View, CA 94303, or call our Investor Relations Department at (650) 623-1308. If Ditech makes any substantive amendments to the Code of Conduct and Ethics or grants any waiver from a provision of the Code to any executive officer or director, Ditech will promptly disclose the nature of the amendment or waiver on a Form 8-K filing, or if permitted by Nasdaq, on its website.

REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS(1)

        The Audit Committee of Ditech is composed of three non-employee directors: Mr. Sugishita, Mr. Hasler and Dr. Manoliu.

        Management is responsible for Ditech's internal controls and the financial reporting process. The independent registered public accounting firm is responsible for performing an independent audit of Ditech's consolidated financial statements in accordance with generally accepted auditing standards and to issue a report thereon. The Audit Committee's responsibility is to monitor and oversee these processes.

        In this context, the Audit Committee has reviewed and discussed the audited consolidated financial statements with management and PricewaterhouseCoopers LLP, Ditech's independent registered public accounting firm through the end of fiscal 2008 and until July 30, 2008. The discussions with PricewaterhouseCoopers LLP also included the matters required by Statement on Auditing Standards No. 61 (Communications with Audit Committees). The Audit Committee received from PricewaterhouseCoopers LLP written disclosures and the letter regarding its independence as required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees). This information was discussed with PricewaterhouseCoopers LLP.

        Based on its discussions with management and the independent registered public accounting firm, the Audit Committee recommended to the Board of Directors that the audited consolidated financial statements be included in Ditech's Annual Report on Form 10-K for the fiscal year ended April 30, 2008 filed with the Securities and Exchange Commission.

Audit Committee:
David. M. Sugishita
William A. Hasler
Dr. Andrei M. Manoliu

(1)
Notwithstanding anything to the contrary set forth in any of our previous filings under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, that might incorporate future filings, including this Proxy Statement, in whole or in part, the material in this report is not "soliciting material," is not deemed "filed" with the SEC, and is not to be incorporated by reference into any filing of Ditech under the 1933 Act or 1934 Act regardless of any general incorporation language in such filings.

 PROPOSAL 2

RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

        The Audit Committee of the Board of Directors has selected Burr, Pilger & Mayer LLP as Ditech's independent registered public accounting firm for the fiscal year ending April 30, 2009 and the Board has further directed that management submit the selection of independent registered public accounting firm for ratification by the stockholders at the Annual Meeting. PricewaterhouseCoopers LLP has audited Ditech's financial statements since April 1998. On July 30, 2008, Ditech dismissed PricewaterhouseCoopers LLP as its independent registered public accounting firm and engaged Burr, Pilger & Mayer LLP to be Ditech's independent registered public accounting firm. Representatives of Burr, Pilger & Mayer LLP are expected to be present at the Annual Meeting. They will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions. Representatives of PricewaterhouseCoopers LLP are not expected to be present at the Annual Meeting.

        Neither Ditech's bylaws nor other governing documents or law require stockholder ratification of the selection of Burr, Pilger & Mayer LLP as Ditech's independent registered public accounting firm. However, the Audit Committee of the Board is submitting the selection of Burr, Pilger & Mayer LLP to the stockholders for ratification as a matter of good corporate practice. If the stockholders fail to ratify the selection, the Audit Committee of the Board will reconsider whether or not to retain that firm. Even if the selection is ratified, the Audit Committee of the Board in its discretion may direct the appointment of different independent auditors at any time during the year if they determine that such a change would be in the best interests of Ditech and its stockholders.

        The affirmative vote of the holders of a majority of the shares present in person or represented by proxy and entitled to vote at the annual meeting is required to ratify the selection of Burr, Pilger & Mayer LLP. Abstentions will be counted toward the tabulation of votes cast on proposals presented to the stockholders and will have the same effect as negative votes. Broker non-votes are counted towards a quorum, but are not counted for any purpose in determining whether this matter has been approved.

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM'S FEES

        The following table represents aggregate fees billed to Ditech Networks for fiscal years ended April 30, 2008 and April 30, 2007 by PricewaterhouseCoopers LLP for professional services rendered.

	Fiscal Year Ended
	2008	2007
	(in thousands)
Audit Fees	$584	$775
Audit-related Fees	—	—
Tax Fees	—	—
All Other Fees (specifically describe all other fees incurred)	—	—

Total Fees	$584	$775

        All fees described above were approved by the Audit Committee.

CHANGE IN INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRMS.

Previous Independent Registered Public Accounting Firm

        On July 30, 2008, Ditech notified its independent registered public accounting firm, PricewaterhouseCoopers LLP, of its decision to dismiss PricewaterhouseCoopers LLP as Ditech's independent registered public accounting firm effective as of that date. The decision to change independent registered public accounting firms was approved by Ditech's Audit Committee.

        The reports of PricewaterhouseCoopers LLP on Ditech's financial statements as of and for the years ended April 30, 2008 and 2007 did not contain an adverse opinion or a disclaimer of opinion, and were not qualified or modified as to uncertainty, audit scope or accounting principles.

        During the two most recent fiscal years and through July 30, 2008, the date of PricewaterhouseCoopers LLP's dismissal, there were no disagreements with PricewaterhouseCoopers LLP on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of PricewaterhouseCoopers LLP, would have caused PricewaterhouseCoopers LLP to make reference to the subject matter of the disagreements in connection with its reports on the financial statements for such period.

        During Ditech's two most recent fiscal years, and through July 30, 2008, the date of PricewaterhouseCoopers LLP's dismissal, there were no reportable events (as defined in Item 304(a)(1)(v) of Regulation S-K), other than:

  •
  At July 31, 2007, Ditech reported a material weakness as it did not maintain effective controls to accurately account for a marketing fund allowance issued to a customer under a non-standard contract. This control deficiency resulted in a review adjustment to Ditech's consolidated financial statements. Additionally, this control deficiency could result in a misstatement to revenue and accrued liabilities that would result in a material misstatement to Ditech's interim or annual financial statements that would not be prevented or detected. The Audit Committee discussed this material weakness with PricewaterhouseCoopers LLP and has authorized PricewaterhouseCoopers LLP to respond fully to inquiries of the successor independent registered public accounting firm concerning this matter. Ditech fully remediated this material weakness in the quarter ended April 30, 2008.

New Independent Registered Public Accounting Firm

        On July 30, 2008, Ditech engaged Burr, Pilger & Mayer LLP as its new independent registered public accounting firm, effective immediately. The decision to engage Burr, Pilger & Mayer LLP as Ditech's independent registered public accounting firm was approved by Ditech's Audit Committee on July 30, 2008. During the two most recent fiscal years, and through July 30, 2008, the date of Burr, Pilger & Mayer LLP's engagement, Ditech did not consult with Burr, Pilger & Mayer LLP regarding any of the matters or events set forth in Item 304(a)(2)(i) and (ii) of Regulation S-K.

PRE-APPROVAL POLICIES AND PROCEDURES.

        The Audit Committee has adopted a policy and procedures for the pre-approval of audit and non-audit services rendered by our independent registered public accounting firm, PricewaterhouseCoopers LLP. The policy generally pre-approves specified services in the defined categories of audit and audit-related services, and tax services up to specified amounts. Pre-approval may also be given as part of the Audit Committee's approval of the scope of the engagement of the independent registered public accounting firm or on an individual explicit case-by-case basis before the independent registered public accounting firm is engaged to provide each service. The pre-approval of services may be delegated to one or more of the Audit Committee's members, but the decision must be reported to the full Audit Committee at its next scheduled meeting. The Audit Committee has determined that the rendering of the services other than audit services by PricewaterhouseCoopers LLP is compatible with maintaining the principal accountant's independence, within these defined categories of audit related and tax services.

THE BOARD OF DIRECTORS RECOMMENDS
A VOTE IN FAVOR OF PROPOSAL 2.

 SECURITY OWNERSHIP OF
CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

        The following table sets forth certain information regarding the ownership of our common stock as of June 18, 2008 by: (1) each director; (2) each of the executive officers named in the Summary Compensation Table; (3) all our executive officers and directors as a group; and (4) all those known by us to be beneficial owners of more than five percent of our common stock, if any. We do not have any class of equity securities outstanding other than our common stock.

Beneficial Owner	Beneficial Ownership(1)
Name and Address	Number of Shares	Percent of Total
FMR Corp., et al(2)	3,234,000	12.33
Dimensional Fund Advisors LP(3)	2,528,865	9.64
CCM Master Qualified Fund, Ltd.(4)	2,324,250	8.86
Lloyd I. Miller, III(5)	1,902,277	7.25
Morgan Stanley(6)	1,866,437	7.12
PNC Financial Services Group, Inc.(7)	1,510,910	5.76
Heartland Advisors, Inc.(8)	1,500,000	5.72
Barclays Global Investors, NA and related entities(9)	1,447,963	5.52
Timothy K. Montgomery(10)	1,547,459	5.61
Todd G. Simpson(11)	778,781	2.89
William J. Tamblyn(12)	1,046,928	3.85
Lowell B. Trangsrud(13)	793,380	2.94
Gary D. Testa(14)	460,000	1.72
Lee House	11,129	*
William A. Hasler(15)	109,640	*
Edwin L. Harper(16)	125,000	*
David M. Sugishita(17)	68,097	*
Andrei M. Manoliu(18)	66,000	*
Gregory M. Avis(19)	60,000	*
Francis A. Dramis, Jr.(20)	35,000	*
All current directors and executive officers as a group (9 persons)(21)	3,082,826	10.66

*
Represents beneficial ownership of less than one percent of the outstanding shares of common stock.

(1)
This table is based upon information supplied by officers and directors and upon information gathered by Ditech about principal stockholders known to us based on a Schedule 13G or 13D filed with the Securities and Exchange Commission (the "SEC"). Unless otherwise indicated in the footnotes to this table and subject to community property laws where applicable, we believe that each of the stockholders named in this table has sole voting and investment power with respect to the shares indicated as beneficially owned. Applicable percentages are based on 26,226,939 shares outstanding on June 18, 2008, adjusted as required by rules promulgated by the SEC. All shares of common stock subject to options currently exercisable or exercisable within 60 days after June 18, 2008 are deemed to be outstanding for the purpose of computing the percentage of ownership of the person holding such options, but are not deemed to be outstanding for computing the percentage of ownership of any other person.

(2)
Based on a Schedule 13G/A, reporting beneficial ownership, filed with the SEC on November 13, 2007. Fidelity Management & Research Company ("Fidelity"), a wholly-owned subsidiary of FMR Corp., is the beneficial owner of the shares as a result of acting as investment advisor to Fidelity Low Priced Stock Fund ("Fund"), which owned all of the shares. Edward C. Johnson, 3d,

  Chairman of FMR Corp., and FMR Corp., through its control of Fidelity and the Fund each has sole power to dispose of the shares owned by the Fund. Neither FMR Corp. nor Edward C. Johnson 3d has the sole power to vote or direct the voting of shares owned directly by the Fund, which power resides with the Fund's Board of Trustees. The address of FMR Corp., Fidelity and the Fund is 82 Devonshire Street, Boston, Massachusetts 02109.

(3)
Based on a Schedule 13G/A, reporting beneficial ownership as of December 31, 2007. Dimensional Fund Advisors LP ("Dimensional") is a registered investment adviser who furnishes investment advice to four investment companies registered under the Investment Company Act of 1940, and serves as investment manager to certain other commingled group trusts and separate accounts. Dimensional possesses investment and/or voting power over the shares. The investment companies, trusts, and accounts have the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of, the shares. Dimensional disclaims beneficial ownership of the shares. The principal business office of Dimensional Fund Advisors LP is located at 1299 Ocean Avenue, Santa Monica, CA 90401.

(4)
Based on a Schedule 13G/A, reporting beneficial ownership as of December 31, 2007. Coghill Capital Management LLC ("CCM"), is the beneficial owner of the shares as a result of acting as investment manager to CCM Master Qualified Fund, Ltd. ("Fund"), which owns all of the shares. Clint D. Coghill is the managing member of CCM. CCM, the Fund, and Mr. Coghill have shared power to dispose of the shares and shared voting power. CCM, the Fund, and Mr. Coghill disclaim beneficial ownership except to the extent of their pecuniary interest therein. The address of CCM, the Fund and Clint D. Coghill is One North Wacker Drive Suite 4350, Chicago, Illinois 60606.

(5)
Based on a Schedule 13G/A, reporting beneficial ownership as of December 31, 2007. Represents shares held by Lloyd I. Miller, III and affiliated entities, 391,809 shares of which sole voting or dispositive power is held and 1,510,468 shares of which shared voting or dispositive power is held. The principal business office of Lloyd I. Miller, III is located at 4550 Gordon Drive, Naples, Florida 34102.

(6)
Based on a Schedule 13G, reporting beneficial ownership as of December 31, 2007. The securities being reported upon by Morgan Stanley as a parent holding company are owned or may be deemed to be beneficially owned by Morgan Stanley Capital Services Inc., a wholly owned subsidiary of Morgan Stanley. Morgan Stanley Capital Services, Inc. has sole power to vote and dispose of 1,680,841 shares. The address of Morgan Stanley and Morgan Stanley Capital Services Inc. is 1585 Broadway, New York, New York 10036.

(7)
Based on a Schedule 13G, reporting beneficial ownership as of December 31, 2007. Of the shares, 1,510,468 shares are held in Trust Accounts created by an Amended and Restated Trust Agreement dated September 20, 1983, in which Lloyd I. Miller, Jr. was Grantor and for which PNC Bank, National Association serves as Trustee. PNC Bank, National Association holds 442 shares in a fiduciary capacity. PNC Bank, National Association is a wholly owned subsidiary of PNC Bancorp Inc., and PNC Bancorp Inc. is a wholly owned subsidiary of PNC Financial Services Group. Each of these three entities has sole voting power with respect to 442 of the shares, and shared voting and investment power with respect to 1,510,468 of the shares. The address of PNC Financial Services Group, Inc. and PNC Bank, National Association is One PNC Plaza, 249 Fifth Avenue, Pittsburgh, Pennsylvania 15222-2707. The address of PNC Bancorp, Inc. is 300 Delaware Avenue, Suite 304, Wilmington, Delaware 19801.

(8)
Based on a Schedule 13G, reporting beneficial ownership as of December 31, 2007. Heartland Advisors, Inc., a registered investment adviser, and William J. Nasgovitz, President and principal shareholder of Heartland Advisors, Inc. share dispositive power over all of these securities. Heartland Advisors, Inc. and Mr. Nasgovitz each specifically disclaim beneficial ownership of the shares. The address of Heartland Advisors, Inc. and Mr. Nasgovitz is 789 North Water Street, Milwaukee, Wisconsin 53202.

(9)
Based on a Schedule 13G, reporting beneficial ownership as of December 31, 2007. Barclays Global Investors NA has sole voting power over 556,617 shares and sole dispositive power over 673,258 shares, Barclays Global Fund Advisors has sole voting power over 532,634 shares and sole dispositive power over 748,465 shares and Barclays Global Fund Investors, LTD has sole dispositive power over 26,240 shares. The address of Barclays Global Investors NA is 45 Fremont Street, San Francisco, California 94105.

(10)
Includes 1,371,888 shares issuable upon the exercise of options exercisable within 60 days after June 18, 2008. Also includes 23,180 shares held by Mr. Montgomery's spouse as custodian for his children.

(11)
Includes 681,971 shares issuable upon the exercise of options exercisable within 60 days after June 18, 2008.

(12)
Includes 942,086 shares issuable upon the exercise of options exercisable within 60 days after June 18, 2008.

(13)
Includes 747,400 shares issuable upon the exercise of options exercisable within 60 days after June 18, 2008.

(14)
Includes 460,000 shares issuable upon the exercise of options exercisable within 60 days after June 18, 2008.

(15)
Includes 50,000 shares issuable upon the exercise of options exercisable within 60 days after June 18, 2008.

(16)
Includes 75,000 shares issuable upon the exercise of options exercisable within 60 days after June 18, 2008.

(17)
Includes 40,000 shares issuable upon the exercise of options exercisable within 60 days after June 18, 2008.

(18)
Includes 50,000 shares issuable upon the exercise of options exercisable within 60 days after June 18, 2008. Total number of shares includes: 1,000 shares held by Manoliu/Neimat Living Trust; 3,000 shares held by Dr. Manoliu in an individual retirement account and 1,000 shares in a qualified retirement plan; and 2,000 shares held in a qualified retirement plan by Marie-Anne Neimat, Dr. Manoliu's wife.

(19)
Includes 60,000 shares issuable upon the exercise of options exercisable within 60 days after June 18, 2008.

(20)
Includes 35,000 shares issuable upon the exercise of options exercisable within 60 days after June 18, 2008.

(22)
Includes 2,681,457 shares issuable upon the exercise of options exercisable within 60 days after June 18, 2008. See notes 11 – 13 and 15 – 20 above.

 EXECUTIVE COMPENSATION AND RELATED INFORMATION

COMPENSATION DISCUSSION AND ANALYSIS

Overview of Compensation Program

        The Board of Directors has delegated the responsibility for executive compensation to the Compensation Committee. The Compensation Committee of the Board currently has responsibility for establishing, implementing and continually monitoring adherence with Ditech's compensation philosophy. The Compensation Committee ensures that the total compensation paid to the executive officers is fair, reasonable and competitive. The Committee also provides the guidelines for other non-executive company employees in both equity and cash compensations on increases and levels. Generally, the types of compensation and benefits provided to executive officers of Ditech are similar to those provided to executive officers of other similarly-situated companies. The discussion below focuses on the compensation relating to the individuals included in the Summary Compensation Table under the caption "Compensation of Executive Officers" below, who are referred to as our "named executive officers."

Compensation Philosophy and Objectives

        The Compensation Committee's objective in establishing our executive compensation program is to provide executive compensation that is both successful in attracting and retaining individuals with the skills necessary for us to achieve our long-term business plan, as well motivate and reward those individuals who perform at or above the levels that we expect. In order to do so the Compensation Committee establishes (1) base cash compensation necessary as compensation for services rendered, (2) a significant cash incentive component which will only be paid upon the achievement of company-specific annual, long-term and strategic goals and which will increase with performance exceeding those goals, and (3) equity incentives to further align executive officers' interests with those of the stockholders. Because we face strong competition for individuals with the skills necessary to make the company successful, the Compensation Committee takes industry trends into account with respect to each of these components, and believes that it is necessary for our executive compensation to be at or above the 50th percentile of companies with which we compete for executive talent in order for us to meet our hiring and retention goals.

Role of Executive Officers in Compensation Decisions

        The Compensation Committee makes all compensation decisions for the named executive officers. Our Chief Executive Officer annually reviews the performance of each executive officer (other than the Chief Executive Officer himself, whose performance is reviewed solely by the Compensation Committee). Our Chief Executive Officer presents his compensation recommendations based on management reviews, including with respect to salary adjustments and annual bonus award amounts, and equity grants to the Compensation Committee. These recommendations are just one factor that the Compensation Committee takes into account in making its compensation decisions. Human Resources is involved in summarizing the applicable information and provides input based solely on survey information and trends. Other factors are discussed below.

Setting Executive Compensation

        In fiscal 2007, 2008 and 2009, the Compensation Committee engaged Compensia, Inc., an executive compensation consulting firm, to conduct an annual review of its total compensation program for our named executive officers. Compensia provides the Compensation Committee with relevant market data and alternatives to consider when making compensation decisions for the named executive officers. Compensia made specific recommendations in 2007, but provided only update information for assessment in 2008 and 2009.

        Specifically, Compensia assisted the Compensation Committee with a marketplace assessment of our named executive officers' compensation in comparison to the compensation for comparable positions within our core and broader groups. The Compensation Committee engaged Compensia to complete a competitive review of our executive compensation program and to make forward-looking recommendations regarding our ongoing executive compensation philosophy and course of action.

        In making compensation decisions, the Compensation Committee compares each element of total compensation against a group of publicly-traded and privately-held companies based in Northern California with a concentration in technology and with revenues for both the < $50 million and $50 million to $200 million ranges. The Compensation Committee obtains this information from a survey prepared by Radford Associates, referred to in this discussion as the "Radford Executive Survey." The Compensation Committee uses the Radford Executive Survey because the Compensation Committee believes that it is primarily these companies that are the companies against which Ditech competes for talent. There are approximately 215 companies in the Radford Executive Survey for companies < $200 million.

        For comparison purposes, Ditech's annual revenues are the average revenues of the companies in the Radford Executive Survey <$50 million. Because of the variance in size among the companies comprising the Radford Executive Survey, the Compensation Committee adjusted the compensation data for differences in company revenues. The Compensation Committee used this information as the basis of comparison of executive compensation between Ditech and the companies in the Radford Executive Survey.

        Ditech competes with many larger companies for top executive-level talent. Accordingly, the Compensation Committee generally sets base compensation for executive officers between the 50th and 60th percentiles of salaries paid to similarly situated executive officers of the companies comprising the Radford Executive Survey. The Compensation Committee targets 50th to 75th percentile of the Radford Executive Survey for targeted total cash compensation for our executive officers, which includes salaries and bonuses. The decisions of the Compensation Committee may vary within these ranges, and may occasionally be outside of these ranges as the Compensation Committee deems appropriate based upon the experience level of the individual, individual performance and relative contributions of the executive officer, and market factors. The Compensation Committee typically considers salary levels annually as part of Ditech's performance review process as well as upon a promotion or other change in job responsibility.

        The Compensation Committee grants stock options and other equity awards in order to assist Ditech in:

  •
  enhancing the link between the creation of stockholder value and long-term executive incentive compensation;

  •
  providing an opportunity for increased equity ownership by executive officers; and

  •
  maintaining competitive levels of total compensation.

        In addressing equity compensation, the Compensation Committee evaluates several groups of survey information from both Compensia and Radford. The review is based on four different Radford surveys that address option grants as: 1) options as a percentage of outstanding shares for companies from $30 million to $99 million; 2) options as a percentage of outstanding grants for executive officers; 3) grants based on outstanding shares, ongoing grant levels; and 4) blended ongoing grant information. Additionally, the Compensation Committee evaluated the blending of four surveys from Compensia related to companies with: 1) revenues from $50 million to $200 million; 2) San Francisco Bay Area survey on compensation; 3) executive compensation; and 4) a global long-term incentive survey, and considers differences and similarities to the Radford information as it makes decisions.

        The Compensation Committee allocates a significant percentage of total compensation to incentives as a result of the philosophy mentioned above. There is no pre-established policy or target for the allocation between either cash and non-cash or short-term and long-term incentive compensation. Our executive officers realize income from incentive compensation as a result of the performance of Ditech, depending on the type of award, compared to established goals.

Compensation of Interim Chief Executive Officer

        During the transition from the retirement of Mr. Montgomery until we had hired Dr. Simpson ("Mr. Simpson" hereafter) as our new Chief Executive Officer, Mr. Harper, at the request of our Board of Directors, agreed to serve as our Interim Chief Executive Officer. As compensation for rendering these services, Mr. Harper was paid at the rate of $2,000 per day (or $10,000 per week), and received an option to purchase 25,000 shares of our common stock, the vesting of which was the earlier of October 15, 2007 and the date we hired our new Chief Executive Officer. These terms were arrived at in arms-length negotiations with Mr. Harper, which the Compensation Committee determined to be fair based on the services to be rendered and the requirement that Mr. Harper commute from his home in Colorado. Mr. Harper served as our Interim Chief Executive Officer from August 15 to September 24, 2007.

2008 Executive Cash Compensation Components

        For the fiscal year ended April 30, 2008, the principal components of compensation for named executive officers were base salary and performance-based incentive compensation.

Base Salary

        Ditech provides its named executive officers with a base salary to provide them compensation for services rendered during the fiscal year. The Compensation Committee determines base salary ranges for the named executive officers based on the factors cited above. In determining the base salaries for fiscal 2008, the Compensation Committee analyzed the base salary and performance-based compensation of each executive officer subject to the October 2006 Radford Executive Compensation Survey for companies with annual revenues in the $50 million to $200 million range based on companies throughout the country. In addition, for Mr. Simpson, his salary was determined through arms-length negotiations in connection with him agreeing to become our Chief Executive Officer.

Performance-Based Incentive Compensation

        Annual target performance-based compensation for fiscal 2008 for each named executive officer, as set forth in the Summary Compensation Table below in the next section, was a percentage of the named executive officer's base salary. The Compensation Committee established the target performance-based compensation levels using the principles described above. The Compensation Committee also established the 2008 Executive Bonus Plan, which determined the percentage of target performance-based compensation payable based on our revenue, operating profit and individual objectives, with a small component of discretionary bonus to take into account non-quantifiable contributions. The target performance-based compensation level ranged from 40% to 75% of each named executive officer's base salary, and were as follows: Mr. Montgomery, our former CEO—0%, as he had determined to retire in the 2008 fiscal year; Mr. Simpson, CEO—75%; Messrs Tamblyn and Trangsrud, EVPs—60%; and Mr. House, VP—40%. The Compensation Committee arrived at these percentages based upon the principles described above and information considered from the Radford Executive Survey, as well as in arms-length negotiations with Mr. Simpson in connection with him agreeing to become our new Chief Executive Officer. Mr. Harper, who served as Interim Chief Executive Officer from August 15 to September 24, 2007, did not participate in the 2008 Executive Bonus Plan, as it was intended that he would serve in such capacity for only a short amount of time.

        In May 2007, the Compensation Committee approved the 2008 Executive Bonus Plan. The Compensation Committee established financial targets for our 2008 Executive Bonus Plan in conjunction with our fiscal 2008 annual budget process. The Compensation Committee has chosen full year non-GAAP income from operations as one of the evaluation metrics for determining payment under the 2008 Executive Bonus Plan. Non-GAAP income from operations is operating profit before stock-based compensation expense. The Compensation Committee uses non-GAAP income from operations, rather than GAAP income from operations, as it believes that this measure is more reflective of Ditech's core operating performance, which is what the Compensation Committee has designed the compensation structure to reward.

        Bonuses were earned based on (a) company performance against Ditech's 2008 Operating Plan, (b) individual performance against established individual goals, and (c) a discretionary portion. Weighting of these components is as follows:

Revenue	40%
Operating Profit(1)	30%
Individual Goals	20%
Discretionary Bonus	10%

    (1)
    Operating profit is on a non-GAAP basis. It is our GAAP performance less the FAS 123R non-cash expense charge for the period(s).

        The Compensation Committee determined to use these metrics, and to establish these respective weightings, to ensure that overall company performance is a key and top priority for the Executive Team. Increased revenues mean growth, and the operating profit metric is to ensure profitability. Lastly, each executive officer also has goals that are pertinent to his specific area or a group goal he can support. An example would be in the implementation of Sarbanes-Oxley for the Chief Financial Officer in the past years, which is a critical function but not reflected in operating results. The individual and discretionary portions are to incentivize the executive to add value in multiple areas, even outside the revenue and profit areas, as may be needed.

         Revenue Component of Executive's Bonus:    There is no pay out of this component if actual revenue does not meet or exceed at least 80% of target revenue as set forth in Ditech's 2008 Operating Plan. For every percentage point actual revenue exceeds 80% of target revenue as set forth in Ditech's 2008 Operating Plan, the executive will earn 5% of the portion of target bonus allocated to the revenue component.

         Operating Profit Component of Executive's Bonus:    There is no pay out of this component if actual operating profit does not equal or exceed at least 70% of target operating profit as set forth in Ditech's 2008 Operating Plan. If actual operating profit equals 70% of target operating profit as set forth in Ditech's 2008 Operating Plan, the executive will earn 40% of the portion of target bonus allocated to the operating profit component. Then for every percentage point actual operating profit exceeds 70% of target operating profit as set forth in Ditech's 2008 Operating Plan, the executive will earn (a) an additional 2% of the portion of target bonus allocated to the operating profit component, until actual operating profit equals target operating profit as set forth in Ditech's 2008 Operating Plan, and (b) an additional 3% of the portion of target bonus allocated to the operating profit component for actual operating profit exceeding target operating profit as set forth in Ditech's 2008 Operating Plan.

        The Compensation Committee's philosophy emphasizes pay for performance through a scaled structure that recognizes the risks associated with goal setting in a volatile business environment. Target revenues and operating targets require execution, and are demanding and stretch oriented. The minimum revenue performance at 80% of target is to ensure a minimum level of performance before any bonus is paid, with a strong incentive to reach that 80% amount. This 80% minimum performance recognizes that the 100% target amount is a stretch goal and attainment involves a high degree of difficulty. Therefore, at a minimum level there is a partial bonus, and the better the overall company performance, the greater the bonus attainment.

         Individual Goals:    Individual goals were as recommended by our Chief Executive Officer (other than with respect to himself) and approved by the Compensation Committee.

         Caps on Bonus:    For the revenue component of the payment to pay out greater than 100% of target for the revenue component, actual operating profit must equal or exceed 70% of target operating profit as set forth in Ditech's 2008 Operating Plan. The total payout for each Executive was capped at 200% of target bonus.

        In December 2007, as a result of the significant decline in the Ditech's business driven by market conditions, the Compensation Committee decreased the revenue and operating profit targets of Ditech's 2008 Operating Plan for purposes of the 2008 Executive Bonus Plan. The Compensation Committee took this action because the change in market conditions made the achievement of any bonus payment under the revenue and operating profit targets of Ditech's 2008 Executive Bonus Plan no longer attainable, resulting in Ditech's 2008 Operating Plan no longer providing incentives for management to perform. These changes only applied to the latter half of fiscal 2008; the 2008 Executive Bonus Plan for the first half of fiscal 2008 remained as originally established, resulting in no bonuses earned for the first half of fiscal 2008 based on the revenue and operating profit components of the 2008 Executive Bonus Plan. To reestablish incentives for management to perform, the Compensation Committee reset these target amounts based on the forecast and backlog. The targets were established to be challenging to achieve. The company actually achieved less than 80% of the reset second half targets. Despite the change in revenue and operating profit targets, no payouts were earned under the revenue and operating profit components for the second half of fiscal 2008. The only bonus payments to executive officers were tied to individual goals and Compensation Committee discretion that were set at the beginning of the fiscal year.

2009 Executive Cash Compensation Components

Base Salary

        The Compensation Committee determined to keep the base salaries for the named executive officers the same as for fiscal 2008, without any increase for cost of living. The Compensation Committee made this determination based on the status of the business of the company, which caused it to believe that it was appropriate to structure the compensation of the named executive officers to be closer to that for a start-up company. In doing so, the Compensation Committee also determined to grant additional equity incentives, as discussed under "Stock Option and Stock Award Programs" below.

Performance-Based Incentive Compensation

        In May and June 2008, the Compensation Committee approved the 2009 Executive Bonus Plan. The 2009 Executive Bonus Plan provides for the payment of an annual cash bonus based on an individual targeted bonus amount for each executive officer, ranging from 60% to 75% of the executive officer's base salary, the exact amount established based on the principles discussed above. The Compensation Committee established financial targets for our 2009 Executive Bonus Plan in conjunction with our annual budget process. Bonuses will be earned based on (a) company performance as against Ditech's 2009 Operating Plan, again based on revenues and operating performance, (b) individual performance as against established individual goals, and (c) a discretionary portion. Weighting of these components is the same as for our 2008 Executive Bonus Plan. Operating performance is non-GAAP income (loss) from operations, calculated in the same way is for the 2008 Executive Bonus Plan.

         Revenue Component of Executive's Bonus:    There will be no pay out if actual revenue does not meet or exceed at least 80% of target revenue as set forth in Ditech's 2009 Operating Plan. For every percentage point actual revenue exceeds 80% of target revenue as set forth in Ditech's 2009 Operating Plan, the executive will earn 5% of the portion of target bonus allocated to the revenue component.

         Operating Performance Component of Executive's Bonus:    There will be no pay out made if actual operating performance is 30% or more unfavorable than target operating performance as set forth in Ditech's 2009 Operating Plan. If actual performance is 30% more unfavorable than target operating performance as set forth in Ditech's 2009 Operating Plan, the executive will earn 40% of the portion of target bonus allocated to the operating performance component. For every percentage point actual operating performance is more favorable than the minimum operating performance required to earn a bonus under this component, the executive will earn (a) an additional 2% of the portion of target bonus allocated to the operating performance component, until actual operating performance equals target operating performance as set forth in Ditech's 2009 Operating Plan, and (b) an additional 3% of the portion of target bonus allocated to the operating performance component for actual operating performance exceeding target operating performance as set forth in Ditech's 2009 Operating Plan.

         Individual Goals:    Individual goals were recommended by our Chief Executive Officer (other than with respect to himself) and approved by the Compensation Committee.

         Caps on Bonus:    For the revenue component of the payment to pay out greater than 100% of target for the revenue component, actual operating performance must be at a level that triggers a bonus payout under the operating performance component of the 2009 Executive Bonus Plan. The total payout for each Executive was capped at 200% of target bonus.

        We expect that bonus amounts, if earned, will be paid during the fiscal quarter following the release of our earnings for the applicable year.

        The Compensation Committee adjusted the bonus payout metrics for the 2009 year to reinforce the maximization of the attainment of the revenue targets. The Compensation Committee still maintained the usage of a minimum attainment required before any payout and the concept that exceeding it provides greater payout as the target amount is exceeded. However, based on the stretch nature and the manner of leveraging Ditech's profitability, shortfalls in revenue can greatly skew the operating profitability.

Equity Incentive Compensation

Ownership Guidelines

        Ditech currently does not require our directors or executive officers to own a particular amount of our common stock. The Compensation Committee is satisfied that restricted stock and option holdings among our directors and officers are sufficient at this time to provide motivation and to align this group's interests with those of our stockholders.

Stock Option and Stock Award Programs

        Historically, Ditech only granted stock options to employees. Commencing in May 2006, the Compensation Committee and Board reassessed our equity compensation practices. The Compensation Committee determined to grant both stock options and restricted stock, referred to as stock awards.

This practice commenced in conjunction with our adoption of FAS 123R. In practice, the Compensation Committee determined that the number of shares subject to stock options that would ordinarily be granted would be reduced by 50% and that the number of shares subject to stock awards would be 1/3rd of the number of shares not granted as options. The Compensation Committee determined this change in grant practices would enable Ditech to be more competitive with market dynamics, would be responsive to stockholders sentiments and would reduce the impact of non-cash equity compensation to the operations of Ditech under FAS 123R.

        Generally, the Compensation Committee makes a significant stock option grant and stock award when an executive officer commences employment. The grant and award are made within our written guidelines for new-hire grants, consistent with the executive officer's position, and as is negotiated with the executive officer. The Compensation Committee established the guidelines based on our historical practices. The size of each grant is generally set at a level that the Compensation Committee deems appropriate to create a meaningful opportunity for stock ownership based upon the grant guidelines, the individual's position with the company and the individual's potential for future responsibility and promotion. The relative weight given to each of these factors will vary from individual to individual at the Compensation Committee's discretion. The Compensation Committee makes adjustments as it deems reasonable to attract candidates in the competitive environment in which we operate.

        The Compensation Committee makes subsequent option grants and stock awards at varying times and in varying amounts at the discretion of the Compensation Committee. Historically, these grants have been made at various times and occasionally at our annual review cycles. As of December 2006, the Compensation Committee and our Board established a practice to provide replenishment grants at the first regularly scheduled Board meeting after November 1st of each year. The Compensation Committee makes promotion and new hires grants generally on the 10th day of the month subsequent to the month the person commences employment or receives a promotion. The Compensation Committee considers replenishment grants for existing employees, including our executive officers, who have completed approximately one year of service since their last review. The Compensation Committee assesses each executive officer's performance during the prior year during the performance review process, and also considers corporate performance when it grants replenishment options and stock awards. The Compensation Committee determines the vesting schedule and the number of shares granted to ensure a meaningful incentive to remain in Ditech's employ. The Compensation Committee takes into account unvested existing options and awards in determining the size of subsequent grants. The stock option and stock awards will provide a return to the executive officer only if he or she remains in our employ. With respect to stock options, they will only provide a benefit if the market price of our common stock increases over the option term. The Compensation Committee addresses grant practices by reviewing surveys from both Radford and Compensia for comparative purposes. The Compensation Committee looks at averages of similar sized companies by employee position/skill level to assess appropriate levels. Based on these inputs and the number of available grants and awards available, it approves grants based on these conclusions.

        Additionally, in connection with the hiring of Mr. Simpson in September 2007, and in December of fiscal 2008 and June 2008 for fiscal 2009, the Compensation Committee commenced the useage of first, performance based option grants and then later a combination of performance options and restricted stock awards. These grants are tied to specific company performance metrics which the Compensation Committee believes would enhance shareholder value with the accomplishment of these specific metrics. The Compensation Committee considered these grants based on current trends. The specific grants are time-based, such that if the metric or deliverable is not completed/achieved by a specified time frame, the grant lapses. Currently, these timelines range from 1 to 2 years for achievement. Each grant is usually split into 2 or 3 different portions that are specific to the individual and/or company performance. The grants made in June 2008 were "out of cycle" and were made to provide additional incentives to the executive officers to attain the levels of company performance desired by the

Compensation Committee to address our current business environment and, as discussed above, were granted in connection with the determination of the Compensation Committee not to increase the levels of base salary.

        The exercise prices of stock options are the Nasdaq closing price of our common stock on the effective date of the grant. Most of the options granted by the Compensation Committee to our executive officers that vest strictly on a time-based schedule vest at a rate of 25% at the first year cliff, and then monthly thereafter over a total of four years of the ten-year option term. Vesting ceases on termination of employment and exercise rights cease 90 days after termination of employment, except in the case of death (subject to an 18 month limitation) or disability (subject to a 12 month limitation). Prior to the exercise of an option, the holder has no rights as a stockholder with respect to the shares subject to such option, including voting rights and the right to receive dividends or dividend equivalents. Stock awards granted to our executive officers have rights including voting rights, but generally are subject to vesting based on company performance.

        Because we have experienced volatility in our business, the Compensation Committee believes that stock option and award grants currently provide a significant incentive to our employees and executive officers.

Retirement and Other Benefits

401(k) Plan

        We maintain a deferred savings retirement plan for our U.S. employees. The deferred savings retirement plan is intended to qualify as a tax-qualified plan under Section 401 of the Internal Revenue Code. The deferred savings retirement plan permits Ditech to make discretionary contributions, subject to established limits and a vesting schedule. To date, we have provided discretionary contributions only to match the first $500 per year of contributions on a dollar for dollar basis. However, if Ditech exceeds its internal operating plan by 15%, an additional $500 is added in that year on a similar basis.

Retirement and Severance Benefits

        We entered into a retirement agreement with Mr. Montgomery in May 2007, which provides that, in connection with Mr. Montgomery's retirement, Mr. Montgomery would receive 12 months of continued salary, continued health benefits for 12 months, and extended exercisability and continued vesting of his option grants. In connection with this retirement agreement, Mr. Montgomery agreed to release all claims he may have against Ditech, and that he not to disparage Ditech, and not to solicit our employees or customers for a period of one year. The salary continuation did not reflect any change in his arrangement then existing under his previous employment agreement entered into in September 1998. The Compensation Committee determined that the terms of the retirement agreement were fair and reasonable to Ditech given Mr. Montgomery's past service to the company and that the company was receiving significant benefit from the agreements of Mr. Montgomery under the terms of the retirement agreement. Further discussion of Mr. Montgomery's retirement agreement can be found under the section entitled "Potential Payments Upon Termination or Change of Control" below.

        We typically enter into a severance agreement with our executive officers if they leave the company, which provides for a one-time cash payment, payment of COBRA premiums for a period of time, extension of exercisability of "out-of-the-money" stock options, and outplacement services, in exchange for a full release of all claims the executive officer may have against Ditech, and that he agrees not to disclose confidential information, not disparage Ditech, and not to solicit our employees or customers for a period of one year. Mr. Simpson's employment agreement already contains these terms, other than with respect to the extended exercisability of options. The Compensation Committee determines the level of the benefits extended under these agreements based on its determination of what it believes to be fair and reasonable to Ditech given the service rendered to the company, and the benefits that the company receives under these agreements.

Change in Control Benefits

        We have adopted a Change in Control Severance Benefit Plan, which provides for severance payments to our Chief Executive Officer and Executive Vice Presidents of 12 months base salary, pro rata portion of expected bonus, full stock award vesting acceleration and COBRA premiums for 12 months (or shorter if covered by another medical plan during that time) in the event that their employment is terminated other than for cause, or they resign as a result of a constructive termination, one month prior to, or within 12 months following, a change in control of Ditech. In order to be eligible for benefits under the Severance Plan, the executive officer must execute a general release of claims against Ditech. Our Compensation Committee determined to adopt this Severance Plan, and determined the levels, based on advice from Compensia.

  Perquisites and Other Personal Benefits

        Our executive officers participate in the same group insurance and employee benefit plans as our other salaried employees. At this time we do not provide any material special benefits or other perquisites to our executive officers.

Accounting Implications

  Accounting for Stock-Based Compensation

        As discussed above, the Compensation Committee determined to revise its equity granting practices to include a portion of equity grants as stock awards, in part to reduce the accounting impact of these equity awards.

COMPENSATION OF EXECUTIVE OFFICERS

SUMMARY OF COMPENSATION

        The following table shows the compensation awarded or paid to, or earned by, our former Interim Chief Executive Officer, our current and former Chief Executive Officer, our Chief Financial Officer and our other most highly compensated executive officers serving in such capacity at April 30, 2008, plus an additional former executive officer who was not serving as an executive officer at April 30, 2008. We refer to these employees collectively as our "Named Executive Officers."

Summary Compensation Table

Name and Principal Position	Year	Salary($)	Bonus($)		Stock Awards ($)(1)	Option Awards ($)(2)	Non-equity Incentive Plan Compensation ($)	All Other Compensation ($)(3)	Total Compensation ($)
Todd G. Simpson(5)	2008	283,784	—		189,723	241,694	47,188	285,800	1,048,189
Chief Executive Officer And President
Edwin L. Harper(4)	2008	50,000	—		—	97,132	—	165	147,297
Former Interim Chief Executive Officer
Timothy K. Montgomery(6)	2008	109,375	—		—	249,449	—	282,322	641,146
Former Chief Executive Officer And President
William J. Tamblyn	2008	266,400	—		23,611	238,476	46,354	3,337	578,178
Executive Vice President And Chief Financial Officer
Lowell B. Trangsrud	2008	266,400	—		23,611	226,889	46,354	4,599	567,853
Former Executive Vice President And Chief Operating Officer
Gary D. Testa(7)	2008	250,000	157,871	(8)	—	678,740	—	125,000	1,211,611
Former Vice President Worldwide Sales
Lee House(9)	2008	117,277	—		15,740	102,162	—	125,983	361,162
Former Vice President of Engineering, Voice Communications and Echo Cancellation Products

(1)
The dollar amounts in this column reflect the dollar amount recognized for financial statement reporting purposes for the applicable fiscal year, in accordance with FAS 123(R), disregarding estimates of forfeiture related to service-based vesting conditions, associated with non-option awards and including amounts from awards granted in and prior to such fiscal year. Assumptions used in the calculation of these amounts are included in Note 10 to our audited financial statements for the fiscal year ended April 30, 2008 included in our Annual Report on Form 10-K.

(2)
The dollar amounts in this column represent the compensation cost for the applicable year of stock option awards granted in and prior to such fiscal year. These amounts have been calculated in accordance with SFAS No. 123R, disregarding estimates of forfeiture related to service-based vesting conditions, and using the Black-Scholes option-pricing model. Assumptions used in the calculation of these amounts are included in Note 10 to our audited financial statements for the fiscal year ended April 30, 2008 included in our Annual Report on Form 10-K.

(3)
Includes 401(K) match, group term life insurance premiums paid by company, memberships and miscellaneous taxable compensation.

(4)
Mr. Harper served as Interim Chief Executive Officer from August 15, 2007 to September 24, 2007.

(5)
Mr. Simpson became CEO and President of Ditech on September 24, 2007. His 'Other Compensation' includes $181,163 for relocation from Canada, and $102,391 for his retention bonus paid from the Jasomi acquisition in 2005, in which he was CEO.

(6)
Mr. Montgomery retired as CEO and President of Ditech on August 15, 2007. "Other Compensation" includes $265,625 tied to severance and includes COBRA expenses of $13,515.

(7)
Mr. Testa resigned as VP of Worldwide Sales on April 30, 2008. His other compensation consists of $125,000 in a severance payment.

(8)
Consists of sales commissions.

(9)
Mr. House's "Other Compensation" includes $115,500 in severance pay.

GRANTS OF PLAN-BASED AWARDS

        The following table shows for the fiscal year ended April 30, 2008, certain information regarding grants of plan-based awards to the named executive officers:

Grants of Plan-Based Awards in Fiscal 2008

			Estimated Future Payouts Under Non-Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)
									Exercise or Base Price of Option Awards ($/Sh)(5)	Grant Date Fair Value of Stock and Option Awards ($)(6)
Name	Grant Date	Date of Committee Action(1)	Threshold ($)	Target ($)	Maximum ($)
Edwin Harper	8/17/07	8/15/07	0	0	0	—	25,000	(2)	5.27	70,332
	10/10/07	10/10/07	—	—	—	—	10,000	(3)	5.02	26,799
Todd Simpson	9/24/07	9/24/07	0	243,750	487,500	—	—		—	—
	10/10/07	10/10/07	—	—	—	—	450,000		5.02	1,205,955
	12/7/07	12/7/07	—	—	—	—	66,667	(7)	3.42	116,081
Timothy Montgomery	12/7/07	12/7/07	0	0	0	—	33,333	(8)	3.42	58,039
William Tamblyn	5/15/07	5/15/07	0	159,840	319,680	—	—		—	—
	12/07/07	12/07/07	—	—	—	—	80,000	(7)	3.42	139,296
	12/07/07	12/07/07	—	—	—	—	40,000	(8)	3.42	69,648
Lowell Trangsrud	5/15/07	5/15/07	0	159,840	319,680	—	—		—	—
	12/07/07	12/07/07	—	—	—	—	60,000	(4)	3.42	104,472
	12/07/07	12/07/07	—	—	—	—	40,000	(7)	3.42	69,648
Gary Testa(9)	12/07/07	12/07/07	0	0	0	—	20,000	(8)	3.42	34,824
	12/7/07	12/7/07	—	—	—	—	60,000	(4)	3.42	104,472
Lee House	5/15/07	5/15/07	0	92,400	184,800	—	—		—	—

(1)
The Compensation Committee took action on this date, with the grants to be effective on the grant date and, with respect to stock options, with an exercise price equal to the closing price of the common stock on the Nasdaq Global Market on the date of grant.

(2)
Option Award vests on earlier of New CEO or October 15, 2007

(3)
Option Award vests immediately under Director Plan

(4)
Options will vest over four years, 25% of the shares vested on anniversary date of grant, and 1/48th of the shares vest each month thereafter.

(5)
Under the terms of the 2006 Equity Incentive Plan, the exercise price of option awards was determined based on the closing price of Ditech's common stock as reported on the Nasdaq Global Market on the date of grant.

(6)
The amounts shown in this column were determined as of the stock and option's grant date using a Black-Scholes stock option valuation model, and represent the dollar amounts that serves as the basis for stock-based compensation expenses recognized for financial statement reporting purposes in accordance with FAS 123(R). Assumptions used in the calculation of these amounts are described in Note 10 to Ditech's audited financial statements for the fiscal year ended April 30, 2008, included in Ditech's Annual Report on Form 10-K that was filed with the SEC on July 10, 2008. All grants were made subject to individual award agreements, the form of which was previously filed with the SEC.

(7)
Performance options vest 50% on a profitable quarter, based on specific criteria, other 50% vests on either achievement of new product revenues exceeding 25% of quarterly revenues or bookings levels on licensing activities.

(8)
Performance option vests on achieving specific enterprise valuation multiples. Expires 7/31/10.

(9)
Mr. Testa's cash bonus is paid pursuant to a sales commission plan, which is based on revenues, bookings and operating income.

        The Compensation Committee determined the cash compensation and equity grants as described in the section entitled "Compensation Discussion and Analysis" above. In particular, readers are encouraged to read the description of the 2008 Executive Bonus Plan in that section to understand the non-equity incentive plan compensation targets, maximums and payouts.

ADDITIONAL INFORMATION REGARDING FISCAL 2008 EXECUTIVE COMPENSATION

         Employment Agreement with Mr. Harper.    In August 2007, Ditech entered into a letter agreement with Mr. Harper to serve as Ditech's Interim Chief Executive Officer from the time of Mr. Montgomery's retirement until Ditech hired a new Chief Executive Officer. Under the terms of Mr. Harper's letter agreement, Mr. Harper was paid at a rate of $2,000 per day (or $10,000 per week). In addition, Mr. Harper was granted a nonqualified option to purchase 25,000 shares of the company's common stock with an exercise price equal to the closing price of the company's common stock on the Nasdaq Global Market on the date of grant. All of the shares subject to the option were to vest on the earlier of: (i) October 15, 2007; or (ii) such date as the company hired a new Chief Executive Officer. As a result of the hiring of Mr. Simpson, the shares vested on September 24, 2007.

        See "Compensation Discussion and Analysis" above for more information regarding executive compensation for fiscal 2008. Also, see "Retirement Agreement with Mr. Montgomery," "Employment Agreement with Mr. Testa" and "Severance Agreement with Mr. House" in the section entitled "Potential Payments Upon Termination or Change of Control" for a discussion of the severance amounts paid to each of these former executive officers.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR—END

        The following table shows for the fiscal year ended April 30, 2008, certain information regarding outstanding equity awards at fiscal year end for the named executive officers.

 OUTSTANDING EQUITY AWARDS AT APRIL 30, 2008

	Option Awards						Stock Awards
	Number of Securities Underlying Unexercised Options(#) Exercisable	Number of Securities Underlying Unexercised Options(#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options(#)	Option Exercise Price($)	Option Expiration Date		Number of Shares or Units of Stock That Have Not Vested(#)	Market Value of Shares or Units of Stock That Have Not Vested($)(6)
Mr. Simpson	26,971	—	—	0.36	04/20/2014	(2)	—	—
	25,000	—	—	7.22	02/15/2007	(1)	11,896	33,904
	450,000	—	—	5.02	10/10/2017	(1)	—	—
	—	—	66,667	3.42	7/31/2009	(8)	—	—
	—	—	33,333	3.42	7/31/2010	(8)	—	—
Mr. Harper	10,000	—	—	9.59	09/19/2008	(9)	—	—
	10,000	—	—	21.92	09/17/2009	(9)	—	—
	10,000	—	—	7.12	09/16/2010	(9)	—	—
	10,000	—	—	8.30	09/15/2011	(9)	—	—
	25,000	—	—	5.27	08/15/2017	(7)	—	—
	10,000	—	—	5.02	10/10/2012	(9)	—	—
Mr. Montgomery	253,888	—	—	9.00	08/10/2009	(2)	—	—
	125,625	—	—	7.19	01/10/2011	(2)	—	—
	159,375	—	—	2.92	06/21/2012	(2)	—	—
	58,000	—	—	10.35	09/23/2013	(2)	—	—
	440,000	—	—	8.76	09/30/2013	(2)	—	—
	335,000	—	—	6.49	06/30/2015	(1)	—	—
Mr. Tamblyn	124,586	—	—	9.00	08/10/2009	(2)	—	—
	125,000	—	—	7.19	01/10/2011	(2)	—	—
	90,000	—	—	2.92	06/21/2012	(2)	—	—
	10,000	—	—	10.35	09/23/2013	(2)	—	—
	150,000	—	—	8.76	09/30/2013	(2)	—	—
	125,000	—	—	13.37	05/18/2014	(1)	—	—
	100,000	—	—	6.49	06/30/2015	(1)	—	—
	37,500	—	—	7.22	02/15/2017	(1)	9,375	26,719
	—	—	80,000	3.42	07/31/2009	(8)	—	—
	—	—	40,000	3.42	07/31/2010	(8)	—	—
Mr. Testa	58,333	141,667		8.90	02/07/2016	(3)	—	—
	—	100,000	100,000	8.90	02/07/2016	(4)	—	—
	100,000			7.22	02/15/2017	(5)	—	—
	60,000			3.42	12/7/2017	(1)
Mr. Trangsrud	126,000	—	—	7.12	07/12/2011	(2)	—	—
	28,900	—	—	2.92	06/21/2012	(2)	—	—
	150,000	—	—	8.76	09/30/2013	(2)	—	—
	125,000	—	—	13.37	05/18/2014	(1)	—	—
	100,000	—	—	6.49	06/30/2015	(1)	—	—
	37,500	—	—	7.22	02/15/2017	(1)	9,375	26,719
	60,000	—	—	3.42	12/07/2017	(1)	—	—
	—	—	40,000	3.42	07/31/2009	(8)	—	—
	—	—	20,000	3.42	07/31/2010	(8)	—	—

(1)
Option is immediately exercisable and vests over four years, 25% of the shares vest one year after the vesting commencement date, and 1/48th of the shares vest each month after the first 25% vest.

(2)
Option was immediately exercisable and vested in variable increments. The option is now fully vested.

(3)
Option is exercisable as it vests. Option vested 25% on 2/7/06 and the balance to vest monthly for the next 36 months of continuous service.

(4)
Option is exercisable as it vests. Option vested 25% on 2/7/07 and the balance to vest monthly for the next 36 months of continuous service.

(5)
Shares would have vested in full on 12/1/11, and have vested vest earlier upon Mr. Testa achieving certain milestones. Option is immediately exercisable.

(6)
Value based on April 30, 2008 closing price of $2.85.

(7)
Option vested and is exercisable as of September 24, 2007.

(8)
Option is immediately exercisable, and vesting is performance based.

(9)
Board related grant vests immediately.

OPTION EXERCISES AND STOCK VESTED

        The following table shows for the fiscal year ended April 30, 2008, certain information regarding option exercises and stock vested during the last fiscal year with respect to the named executive officers.

OPTION EXERCISES AND STOCK VESTED

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercised (#)	Value Realized on Exercise ($)(1)	Number of Shares Earned on Vesting (#)	Value Realized on Vesting ($)(1)
Edwin L. Harper	50,000	45,250	—	—
Todd G. Simpson	—	—	28,842	139,759
William J. Tamblyn	—	—	3,125	10,250
Lowell Trangsrud	—	—	3,125	10,250
Lee House	50,000	13,068	—	—

(1)
Represents the difference between the aggregate marked price of common stock acquired on the date of exercise, less the aggregate exercise price.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE OF CONTROL

         Employment Agreement with Mr. Simpson.    In September 2007, Ditech entered into a letter agreement with Mr. Simpson to serve as Ditech's Chief Executive Officer and President. Under the terms of Mr. Simpson's agreement, Mr. Simpson receives a base salary of $325,000 per year, less applicable payroll taxes and withholdings, payable on the company's regular payroll schedule, and is eligible for an annual bonus of up to 75% of his annual base salary under the terms of the FY 2008 Executive Bonus Program, pro rated in accordance with the time served in this position, with the remainder of his bonus governed by the bonus arrangements in place prior to execution of the agreement, also pro rated for the portion of the year served under that prior arrangement. In addition, the obligations of Ditech under Mr. Simpson's prior agreement with the company relating to relocation assistance continue uninterrupted by this letter agreement; provided, however, that (1) if his employment with the company is terminated without Cause prior to July 31, 2008, then the company will continue to pay the relocation assistance through July 31, 2008, and (2) if his employment is terminated for any other reason, either by Mr. Simpson or by the company, prior to July 31, 2008, then the relocation assistance shall cease as of his last day of employment.

        In addition, Mr. Simpson received an option to purchase 450,000 shares of the company's common stock with an exercise price equal to the fair market value of the company's common stock on the date of grant. The option has a four year vesting schedule, under which 25% of the shares subject to the option will vest after 12 months and 1/48th of the total will vest at the end of each month thereafter, until either the option is fully vested or Mr. Simpson's employment ends, whichever occurs first.

Mr. Simpson was also granted an additional option to purchase 100,000 shares of the company's common stock, which shall vest upon achievement of company performance milestones determined by the Compensation Committee.

        Mr. Simpson was added as a participant under the Ditech Networks, Inc. Amended and Restated Change in Control Severance Benefit Plan (the "Severance Plan"), which provides for severance benefits in the event of a change of control. See the description of the Severance Plan below.

        Additionally, under the terms of Mr. Simpson's letter agreement, if Ditech terminates his employment without Cause (as defined below) prior to September 30, 2009, and such termination is not in connection with a Change in Control (as defined in the Severance Plan), then Ditech will provide Mr. Simpson with the following severance benefits:

  •
  severance pay in the form of continuation of base salary in effect on the effective date of termination for a period of 12 months after the date of such termination; and

  •
  if Mr. Simpson timely elects continued coverage under COBRA, then Ditech will pay the COBRA premiums necessary to continue his medical insurance coverage in effect for Mr. Simpson and his eligible dependents on the termination date for a period of 12 months after termination (provided that such COBRA reimbursement shall terminate upon his commencement of new employment by an employer that offers health care coverage to its employees or such earlier date as Mr. Simpson is no longer eligible for COBRA coverage).

        The severance benefits are conditional upon Mr. Simpson delivering to the company an effective, general release of claims in favor of the company.

        For purposes of the letter agreement, "Cause" means: (i) violation of any material provision of Mr. Simpson's Employee Proprietary Information and Inventions Agreement; (ii) any act of theft or dishonesty; (iii) participation in any immoral or illegal act that has had or could reasonably be expected to have or had a detrimental effect on the business or reputation of the company; or (iv) material failure to use reasonable efforts to perform reasonably requested tasks after written notice and a reasonable opportunity to comply with such notice.

         Employment Agreement with Mr. Montgomery.    In September 1998, Ditech entered into an employment agreement with Timothy K. Montgomery, our former President and Chief Executive Officer, to serve as Ditech's President and Chief Executive Officer. The employment agreement provides that if Mr. Montgomery is terminated without cause, he will be paid a lump sum equal to twelve months base salary. However, if Mr. Montgomery resigns, his employment is terminated for cause, or following a change in control of Ditech, he will receive no severance benefits. The employment agreement was superseded by Mr. Montgomery's retirement agreement, discussed immediately below.

         Retirement Agreement with Mr. Montgomery.    On May 8, 2007, we entered into a Transition and Retirement Agreement with Mr. Montgomery pursuant to which Mr. Montgomery would retire and cease to be Ditech' Chief Executive Officer and President effective as of the date that Ditech Networks' Board of Directors appoints a new Chief Executive Officer and President. The retirement date would be his last day of employment with Ditech. In this agreement Mr. Montgomery has agreed to resign as a director of Ditech Networks if requested by a majority of the Board on or after his retirement date. Mr. Montgomery retired from Ditech Networks and resigned from the Board on August 15, 2007.

        In connection with his retirement, Ditech Networks will provide to Mr. Montgomery the following benefits as severance following his retirement date:

  (a)
  12 months of continued salary (Mr. Montgomery's annual salary was $375,000);

  (b)
  continued health benefits for 12 months;

  (c)
  (i) the term during which any vested shares subject to the option grants may be exercised shall be extended up to (but no later than) the earlier to occur of (x) the later to occur of December 31, 2008 and the date Mr. Montgomery ceases to be a member of the Board, and (y) the applicable term of such Option Grants; and (ii) that Mr. Montgomery's option grants will continue to vest on the same monthly vesting schedules in effect as of the date of his retirement, until the earlier to occur of the date the option grants cease to be exercisable and seventeen (17) months after the date of Mr. Montgomery's retirement date (to the extent not fully vested) and vesting will cease on such date, provided that, all such vesting will cease earlier in the event that Mr. Montgomery materially breaches the agreement entered into in connection with his retirement or the proprietary information agreement he entered into in connection with his employment by Ditech at any time.

  (d)
  the exercise period for his stock options is extended to be the later to occur of December 31, 2008 and the date that he ceases to provide services to Ditech unless the term of the options expire before that date.

        The retirement agreement provides that Mr. Montgomery releases all claims he may have against Ditech, and that he agrees not to disparage Ditech, and not to solicit our employees or customers for a period of one year.

         Employment Agreement and Severance Agreement with Mr. Testa.    In February 2006, Ditech entered into an employment agreement with Gary Testa to serve as Ditech's Vice President of Worldwide Sales. His employment agreement provides that if Mr. Testa is terminated without cause or resigns with good reason in his first year of employment, he will receive severance benefits equal to his base salary and guaranteed bonus for the greater of six months or the period until the first anniversary of employment, plus acceleration of a portion of the options granted to him based on a formula set forth in the agreement, and if he is terminated without cause or resigns for good reason after the first year of employment, severance benefits equal to six months' base salary. Mr. Testa ceased to be an officer and employee of Ditech on April 30, 2008. On April 30, 2008, we entered into a severance agreement with Mr. Testa in connection with his resignation from the company. Pursuant to the terms of the severance agreement, Mr. Testa received $125,000 in severance. The severance agreement provides that Mr. Testa releases all claims he may have against Ditech, and he agrees not to disclose confidential information, and not to solicit our employees or customers for a period of one (1) year.

         Severance Agreement with Mr. House.    In December 2007 we entered into a severance agreement with Mr. House in connection with Mr. House ceasing to be an officer or employee of our company. Pursuant to the terms of the severance agreement, Mr. House received $115,000 in severance, COBRA premiums paid for the earlier to occur of 150 days from ceasing to be employed by us and the date he commenced employment in which he was covered by medical insurance, up to $5,000 covered for outplacement services, and six months' extension of the exercisability of stock options that were "out-of-the-money" at the time he ceased to be employed by us. The severance agreement provides that Mr. House releases all claims he may have against Ditech, and that he agrees not to disclose confidential information, not disparage Ditech, and not to solicit our employees or customers for a period of one year.

         Change in Control Severance Benefit Plan.    On August 18, 2006, the Compensation Committee adopted a Change in Control Severance Benefit Plan, which it amended on September 24, 2007. The participants in the Severance Plan originally were Messrs. Montgomery, Tamblyn and Trangsrud. The September 24, 2007, amendment added Mr. Simpson to, and removed Mr. Montgomery from, the Severance Plan. Each person, during such time as they are a participant in the Severance Plan, is referred to as a "participant."

        A participant in the Severance Plan will receive, if the participant's employment with Ditech is terminated due to an "involuntary termination without cause" or a "constructive termination" (as those terms are defined in the Severance Plan), in either case within one (1) month prior to or twelve (12) months following a "change in control" (defined in the Severance Plan), the following benefits:

        (a)   cash severance, paid over 12 months, equal to 12 months base salary (18 months in the case of Mr. Montgomery while he was a participant), and (ii) the pro rata portion (based upon of the amount of the fiscal year lapsed) of the expected executive bonus for the participant for the fiscal year;

        (b)   full accelerated stock option exercisability and vesting for all outstanding options to purchase Ditech common stock that were granted to the participant on or after September 1, 2003, and any reacquisition or repurchase rights held by the Company in respect of common stock issued pursuant to any other stock award granted to the Participant by the Company on or after September 1, 2003 but before a Change in Control shall lapse; and

        (c)   COBRA premiums for the participant for 12 months, or until such earlier date as the participant shall secure subsequent employment that shall provide the participant with health benefits.

        For purposes of the Severance Plan:

        "Change in control" means one of the following events or a series of more than one of the following events that are related, wherein the stockholders of Ditech immediately before the transaction do not retain immediately after the transaction, in substantially the same proportions as their ownership of shares of Ditech's voting stock immediately before the transaction, direct or indirect beneficial ownership of more than fifty percent (50%) of the total combined voting power of the outstanding voting stock of Ditech, the resulting entity in a merger or, in the case of an asset sale, the corporation or corporations to which the assets of Ditech were transferred:

        (1)   the direct or indirect sale or exchange in a single or series of related transactions by the stockholders of Ditech of more than fifty percent (50%) of the voting stock of Ditech;

        (2)   a merger or consolidation in which Ditech is a party; or

        (3)   the sale, exchange, or transfer of all or substantially all of the assets of Ditech.

        "Constructive termination" means a resignation by a participant of employment with the Company after one of the following is undertaken without the participant's express written consent:

        (1)   a substantial reduction in the participant's duties or responsibilities (and not simply a change in title or, with respect to participants other than Mr. Montgomery, reporting relationships) in effect immediately prior to the effective date of the change in control; provided, however, that it shall not be a "constructive termination" if, following the effective date of the change in control, either (a) Ditech is retained as a separate legal entity or business unit and the participant holds the same position in such legal entity or business unit as the participant held before such effective date, or (b) the participant holds a position with duties and responsibilities comparable (though not necessarily identical, in view of the relative sizes of Ditech and the entity involved in the change in control) to the duties and responsibilities of the participant prior to the effective date of the change in control; provided further, however, that, in the case of Mr. Montgomery, if the reporting relationship of Mr. Montgomery following a change in control is not directly to the board of directors of the corporation or corporations to which the assets of Ditech were transferred or its ultimate parent, then the termination by Mr. Montgomery of employment with Ditech after such change in reporting relationship following such change in control without Mr. Montgomery's express written consent shall be a "constructive termination";

        (2)   a reduction in the participant's base salary (except for salary decreases generally applicable to Ditech's other similarly situated employees);

        (3)   a change in the participant's business location of more than 40 miles from the business location prior to such change, except for required travel for Ditech's business to an extent substantially consistent with participant's prior business travel obligations;

        (4)   a material breach by Ditech of any provisions of the Severance Plan or any enforceable written agreement between Ditech and the participant, and Ditech fails to rescind or cure the conduct giving rise to the event constituting such material breach within thirty (30) days of receipt by Ditech of written notice from the participant informing Ditech of such material breach; or

        (5)   any failure by Ditech to obtain assumption of the Severance Plan by any successor or assign of Ditech.

        Notwithstanding the foregoing, a resignation shall not be deemed a constructive termination unless (x) the participant provides Ditech with written notice that the participant believes that an event described above has occurred, (y) the constructive termination notice is given within three (3) months of the date the event occurred, and (z) Ditech does not rescind or cure the conduct giving rise to the event within fifteen (15) days of receipt by Ditech of the constructive termination notice.

        "Involuntary termination without cause" means an involuntary termination of employment by Ditech other than for one of the following reasons:

        (1)   the participant's violation of any material provision of Ditech's standard agreement relating to proprietary rights;

        (2)   the participant participates in any act of theft or dishonesty; or

        (3)   the participant participates in any immoral or illegal act which has had or could reasonably be expected to have or had a detrimental effect on the business or reputation of Ditech; or

        (4)   any material failure by the participant to use reasonable efforts to perform reasonably requested tasks after written notice and a reasonable opportunity to comply with such notice.

        In order to be eligible for benefits under the Severance Plan, the participant must execute a general release of claims against Ditech. The Severance Plan provides that Ditech may reduce the amount of severance payable under the Severance Plan by the amount, if any, payable to an individually negotiated written contract or written agreement relating to severance or change in control benefits.

         Stock Option Plans.    Under the terms of our stock option plans, if stock options are not assumed in connection with a change in control of Ditech, then the stock options will vest in full and then terminate at the closing of the change in control.

         Summary of Benefits.    The following tables describe the potential payments and benefits upon termination of employment termination with or without a change in control for our named executive officers, as if their employment had terminated as of April 30, 2008 and as if a change in control had occurred on April 30, 2008, as applicable, based on the assumptions described above with respect to each individual and each compensation component. No disclosure is given with respect to Messrs. Montgomery or House, as neither of these former officers were employed by Ditech on April 30, 2008. The table assumes full payment of the COBRA premiums, and that any termination of employment is without cause or is a constructive termination. No amounts are reported for the acceleration of vesting of stock options, as the exercise price of all stock options was greater than the closing price of the company's common stock on April 30, 2008.

Todd G. Simpson

Compensation and Benefits	Termination with No Change in Control ($)	Change in Control Termination ($)
Base Salary	$325,000	$325,000
COBRA Premium	20,273	20,273
Vesting Acceleration(1)	—	33,904

William J. Tamblyn

Compensation and Benefits	Change in Control Termination ($)
Base Salary	$266,400
COBRA Premium	20,273
Vesting Acceleration(1)	26,719

Lowell B. Trangsrud

Compensation and Benefits	Change in Control and Termination ($)
Base Salary	$266,400
COBRA Premium	20,273
Vesting Acceleration(1)	26,719

    (1)
    For each of the above, equals the fair market value of the shares of restricted stock outstanding and subject to repurchase rights on April 30, 2008.

Gary D. Testa

Compensation and Benefits	Change in Control Termination of Employment ($)
Base Salary	$125,000

        All other rights that the Named Executive Officers previously had with respect to a termination or change in control had expired or were no longer in effect at the beginning of fiscal 2008.

COMPENSATION OF DIRECTORS

        The following table shows for the fiscal year ended April 30, 2008, certain information with respect to the compensation of all non-employee directors of Ditech:

Director Compensation in Fiscal 2008

Name	Fees earned or paid in cash ($)	Options Awards ($)(1)	Total ($)
Gregory M. Avis	—	26,799	$26,799
Edwin L. Harper	62,536	26,799	$89,335
William A. Hasler	59,000	26,799	$85,799
Andrei M. Manoliu, Ph.D.	51,293	26,799	$78,092
David M. Sugishita	55,625	26,799	$82,424
Francis A. Dramis	7,042	3,220	$10,262

    (1)
    The amounts shown in this column represent the dollar amounts recognized for financial statement reporting purposes for the fiscal year ended April 30, 2008, in accordance with FAS 123(R), disregarding the estimate of forfeiture related to service-based vesting conditions, and thus include amounts from awards granted in and prior to 2006. Assumptions used in the calculation of these amounts are described in Note 10 to our audited financial statements for the fiscal year ended April 30, 2008, included in our Annual Report on Form 10-K that was filed with the SEC on July 10, 2008. All grants were made subject to individual award agreements, the form of which was previously filed with the SEC.

        The following options were outstanding as of April 30, 2008: Mr. Avis: 50,000; Mr. Harper: 75,000; Mr. Hasler: 50,000; Dr. Manoliu: 50,000; Mr. Sugishita: 40,000; and Mr. Dramis 35,000.

        The following table sets forth each grant of options to Ditech's non-employee directors during fiscal 2008 under the 1999 Non-Employee Directors' Stock Option Plan, as amended ("Directors' Plan"), together with the exercise price per share and grant fair value of each award computed in accordance with FAS 123(R) using the Black-Scholes model.

Name	Options Granted in Fiscal 2008	Grant Date	Exercise Price Per Share ($)	Grant Date Fair Value of Option Award ($)
Gregory M. Avis	10,000	10/10/07	$5.02	26,799
Edwin L. Harper	10,000	10/10/07	$5.02	26,799
William A. Hasler	10,000	10/10/07	$5.02	26,799
Andrei M. Manoliu, Ph.D.	10,000	10/10/07	$5.02	26,799
David M. Sugishita	10,000	10/10/07	$5.02	26,799
Francis A. Dramis	35,000	2/4/08	$3.15	3,220

         Standard Cash Compensation Arrangements With Outside Directors.    During fiscal 2008, the standard amounts of cash compensation for our non-employee was as set forth in the table below. Fees are paid quarterly in arrears. Additionally, directors are entitled to be reimbursed for certain expenses in connection with attendance at board and committee meetings.

Cash Payment
Annual Retainer:
Board Members	$25,000
Chairman of the Board (additional)(1)	$15,000
Audit Committee Chairperson	$7,500
Compensation Committee Chairperson	$5,000
Corporate Governance and Nominating Committee Chairperson	$5,000
Meeting Fees:
Board of Directors
Annual offsite regular meeting	$2,500
Regular meeting	$1,000
Special (telephonic)	$500
Audit Committee
Regular meeting	$2,500
Special (in person)	$1,000
Special (telephonic)	$750
Compensation Committee
Regular meeting	$2,000
Special	$750
Corporate Governance and Nominating Committee
Regular meeting	$2,000
Special	$750

    (1)
    Prior to October 10, 2007, this fee was paid to the Lead Independent Director. On October 10, 2007, with Mr. Harper becoming Chairman of the Board, this position was eliminated and the fee became payable to the Chairman of the Board. In addition, for the first half of fiscal 2008, the annual additional retainer for the Chairman of the Board was $50,000.

         Equity Compensation for Outside Directors.    Pursuant to the Directors' Plan, upon initial appointment, each non-employee director is automatically granted an option to purchase 35,000 shares of Ditech's Common Stock, which is subject to annual vesting over a four-year period from the date of grant. In addition, each non-employee director will automatically be granted a fully-vested option to purchase 10,000 shares of Ditech's Common Stock immediately following each annual meeting of stockholders; provided, that such person has served as a non-employee director of Ditech for at least six months as of the date of the applicable annual meeting of stockholders. These options are granted at 100% of the fair market value of the Common Stock on the date of grant and have a five-year term. Pursuant to the Directors' Plan, the initial grants and the annual grants are non-discretionary and are granted automatically, without any further action by Ditech, the Board or the stockholders.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

        During fiscal year 2008, the Compensation Committee was composed of three members: Messrs. Avis, Hasler and Harper. No member of the Compensation Committee was or has ever been an officer or employee of Ditech or its subsidiaries. No member of the Compensation Committee serves as an executive officer of another entity that has as a member of the board of directors or compensation committee of the other entity one or more executive officers of Ditech. On August 15, 2007, the Board appointed Mr. Harper Interim Chief Executive Officer of Ditech and simultaneously removed him as a member and chairman of the Compensation Committee. He was reinstated on the

Compensation Committee on September 24, 2007, when he ceased to be Interim Executive Officer of Ditech. In June 2008, Mr. Dramis joined the Compensation Committee, replacing Mr. Hasler.

COMPENSATION COMMITTEE REPORT(1)

        The Compensation Committee of the Board of Ditech has reviewed and discussed with management the information contained in the Compensation Discussion and Analysis and, based upon the review and discussions, recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement.

Compensation Committee:
Edwin L. Harper (Chairman)*
Gregory M. Avis
William A. Hasler**
Francis A. Dramis, Jr.**

*
On August 15, 2007, the Board appointed Mr. Harper Interim Chief Executive Officer of Ditech and simultaneously removed him as a member and chairman of the Compensation Committee. He was reinstated on the Compensation Committee on September 24, 2007, when he ceased to be Interim Executive Officer of Ditech.

**
In June 2008, Mr. Dramis joined the Compensation Committee, replacing Mr. Hasler.

(1)
The material in this report is not "soliciting material," is not deemed "filed" with the SEC, and is not to be incorporated by reference into any filing of Ditech under the Securities Act of 1933 or the Securities Exchange Act of 1934 Act, whether made before or after the date hereof and irrespective of any general incorporation language contained in such filing.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

        Section 16(a) of the Securities Exchange Act of 1934 (the "1934 Act") requires our directors and executive officers, and persons who own more than ten percent of a registered class of our equity securities, to file with the SEC initial reports of ownership and reports of changes in ownership of common stock and other equity securities of Ditech Networks. Officers, directors and greater than ten percent stockholders are required by SEC regulation to furnish us with copies of all Section 16(a) forms they file.

        To our knowledge, based solely on a review of the copies of such reports furnished to us and written representations that no other reports were required, during the fiscal year ended April 30, 2008, all Section 16(a) filing requirements applicable to its officers and directors were complied with. We did not receive any representations or reports from greater than ten percent beneficial owners.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

        Ditech has entered into indemnity agreements with certain officers and directors which provide, among other things, that Ditech will indemnify such officer or director, under the circumstances and to the extent provided for therein, for expenses, damages, judgments, fines and settlements he or she may be required to pay in actions or proceedings which he or she is or may be made a party by reason of his or her position as a director, officer or other agent of Ditech, and otherwise to the fullest extent permitted under Delaware law and Ditech's By-laws.

POLICIES AND PROCEDURES FOR REVIEW OF RELATED PARTY TRANSACTIONS

        Pursuant to the charter of our Audit Committee, unless previously approved by another independent committee of our Board of Directors, our Audit Committee reviews and, if determined appropriate, approves all related person transactions. It is management's responsibility to bring related person transactions to the attention of the members of the Audit Committee.

        Our Code of Conduct and Ethics provides that our employees, including our officers and directors, should avoid conflicts of interest that occur when their personal interests may interfere in any way with the performance of their duties or the best interests of Ditech. Our Code of Conduct and Ethics also addresses specific types of related person transactions and how they should be addressed. All of our employees, including our officers and directors, are expected and required to adhere to the Code of Conduct and Ethics. If an officer or director has any questions regarding whether a potential transaction would be in violation of the Code of Conduct and Ethics, they are required to bring this to the attention of our Compliance Officer or General Counsel. If the potential transaction is a related person transaction, it would be recognized as such and brought to the Audit Committee for pre-approval.

        Further, each of our officers and directors is knowledgeable regarding the requirements of obtaining approval of related person transactions and is responsible for identifying any related-person transaction involving such officer or director or his or her affiliates and immediate family members and seeking approval from our Audit Committee before he or she or, with respect to immediate family members, any of their affiliates, may engage in the transaction.

        Our Audit Committee will take into account all relevant factors when determining whether to approve or disapprove of any related person transaction.

HOUSEHOLDING OF PROXY MATERIALS

        The SEC has adopted rules that permit companies and intermediaries (e.g., brokers) to satisfy the delivery requirements for proxy statements and annual reports with respect to two or more stockholders sharing the same address by delivering a single proxy statement addressed to those stockholders. This process, which is commonly referred to as "householding," potentially means extra convenience for stockholders and cost savings for companies.

        This year, a number of brokers with account holders who are Ditech stockholders will be "householding" our proxy materials. A single proxy statement will be delivered to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker that they will be "householding" communications to your address, "householding" will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in "householding" and would prefer to receive a separate proxy statement and annual report, please notify your broker, direct your written request to Investor Relations Department, Ditech Networks, Inc., 825 E. Middlefield Road, Mountain View, CA 94043 or contact Lisa Crowder by telephone at (650) 623-1367 or by email at lcrowder@ditechnetworks.com. Stockholders who currently receive multiple copies of the proxy statement at their address and would like to request "householding" of their communications should contact their broker.

 OTHER MATTERS

        The Board of Directors knows of no other matters that will be presented for consideration at the Annual Meeting. If any other matters are properly brought before the meeting, it is the intention of the persons named in the accompanying proxy to vote on such matters in accordance with their best judgment.

By Order of the Board of Directors

William J. Tamblyn Secretary

August 8, 2008

        A copy of our Annual Report to the Securities and Exchange Commission on Form 10-K for the fiscal year ended April 30, 2008 is available without charge upon written request to Investor Relations Department, Ditech Networks, Inc., 825 E. Middlefield Road, Mountain View, CA 94043 or by contacting Lisa Crowder by telephone at (650) 623-1367 or by email at lcrowder@ditechnetworks.com.

DITECH NETWORKS, INC.

PROXY SOLICITED BY THE BOARD OF DIRECTORS
FOR THE ANNUAL MEETING OF STOCKHOLDERS

Friday, September 12, 2008
1:00 p.m.  (local time)
Office of Ditech Networks, Inc.
825 E. Middlefield Road
Mountain View, California 94043

- - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - -

Ditech Networks, Inc. 825 E. Middlefield Road Mountain View, California 94043

This proxy is solicited by the Board of Directors for the Annual Meeting of Stockholders to be held on September 12, 2008.

The undersigned hereby appoints Edwin L. Harper and William J. Tamblyn, and each of them, as attorneys and proxies of the undersigned, with full power of substitution, to vote all of the shares of stock of Ditech Networks, Inc. which the undersigned may be entitled to vote at the Annual Meeting of Stockholders of Ditech Networks, Inc. to be held at the offices of Ditech Networks, Inc., 825 E. Middlefield Road, Mountain View, California 94043, on Friday, September 12, 2008 at 1:00 p.m.  (local time), and at any and all postponements, continuations and adjournments thereof, with all powers that the undersigned would possess if personally present, upon and in respect of the following matters and in accordance with the following instructions, with discretionary authority as to any and all other matters that may properly come before the meeting.

UNLESS A CONTRARY DIRECTION IS INDICATED, THIS PROXY WILL BE VOTED FOR THE NOMINEES LISTED IN PROPOSAL 1 AND FOR PROPOSAL 2, AS MORE SPECIFICALLY DESCRIBED IN THE PROXY STATEMENT. IF SPECIFIC INSTRUCTIONS ARE INDICATED, THIS PROXY WILL BE VOTED IN ACCORDANCE THEREWITH.

Please vote, date and promptly return this proxy in the enclosed return envelope which is postage prepaid if mailed in the United States

Please detach here

MANAGEMENT RECOMMENDS A VOTE FOR THE NOMINEES FOR DIRECTOR LISTED BELOW.

1. To elect three directors to hold office until the 2011 Annual Meeting of Stockholders.	01 Mr. Gregory M. Avis 02 Mr. Francis (Fran) A. Dramis, Jr. 03 Mr. Edwin L. Harper	☐ FOR the nominees (except as marked to the contrary below)	☐ WITHHOLD AUTHORITY to vote for the nominees

(Instructions: To withhold authority to vote for any indicated nominee, write the number(s) of the nominee(s) in the box provided to the right)

MANAGEMENT RECOMMENDS A VOTE FOR PROPOSAL 2.

2. To ratify the selection of Burr, Pilger & Mayer LLP as independent registered public accounting firm of Ditech for its fiscal year ending April 30, 2009.	☐ For ☐ Against ☐ Abstain
Address Change? Mark Box ☐ Indicate changes below:	Date

Signature(s) in Box

Please sign exactly as your name appears hereon. If the stock is registered in the names of two or more persons, each should sign. Executors, administrators, trustees, guardians and attorneys-in-fact should add their titles. If signer is a corporation, please give full corporate name and have a duly authorized officer sign, stating title. If signer is a partnership, please sign in partnership name by authorized person.

QuickLinks

PROPOSAL 1 ELECTION OF DIRECTORS
THE BOARD OF DIRECTORS RECOMMENDS A VOTE IN FAVOR OF EACH OF THE NAMED NOMINEES.
PROPOSAL 2 RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
THE BOARD OF DIRECTORS RECOMMENDS A VOTE IN FAVOR OF PROPOSAL 2.
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
EXECUTIVE COMPENSATION AND RELATED INFORMATION
COMPENSATION OF EXECUTIVE OFFICERS
Summary Compensation Table
Grants of Plan-Based Awards in Fiscal 2008
OUTSTANDING EQUITY AWARDS AT APRIL 30, 2008
OPTION EXERCISES AND STOCK VESTED
William J. Tamblyn
Lowell B. Trangsrud
Gary D. Testa
Director Compensation in Fiscal 2008
COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION
COMPENSATION COMMITTEE REPORT(1)
SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS
HOUSEHOLDING OF PROXY MATERIALS
OTHER MATTERS